      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1999
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                        VISTA MEDICAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                           3845                94-3184035
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)        Classification           Identification
                                        Code Number)                 Number)

                          ----------------------------

                          5451 AVENIDA ENCINAS, SUITE A
                           CARLSBAD, CALIFORNIA 92008
                                (760) 603-9120
   (Address, including zip code and telephone number, including area code, of registrant's principal executive  offices)

                          ----------------------------

                                  JOHN R. LYON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        VISTA MEDICAL TECHNOLOGIES, INC.
                          5451 AVENIDA ENCINAS, SUITE A
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-9120
(Name, address, including zip code and telephone number, including area code, of agent for service)

                          ----------------------------

                                 with copies to:
                             CRAIG S. ANDREWS, ESQ.
                            MICHAEL S. KAGNOFF, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                         550 WEST "C" STREET, SUITE 1300
                           SAN DIEGO, CALIFORNIA 92101
                                 (619) 234-1966
                              (619) 234-3848 (FAX)

                          ----------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
       PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                          ----------------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                          ----------------------------
                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE        AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED           PER SHARE(1)              PRICE(1)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common stock, par value
$0.01 per share..................       7,000,000 Shares           $0.63                 $4,410,000               $1,226
=============================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act based on the high and low trading price for the common stock on September 1, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE COMMON STOCK COVERED BY THIS PRELIMINARY PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 1999

                             PRELIMINARY PROSPECTUS

                                7,000,000 SHARES

                        VISTA MEDICAL TECHNOLOGIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                           -------------------------

We are offering 7,000,000 shares of our common stock. This offering is not being underwritten and thus all of the 7,000,000 shares offered will be offered and sold by us. No underwriter has been or will be engaged by us in connection with the sale of these shares.

We will determine the price to purchasers on or before the sale of the shares. The net proceeds to us will be the purchase price less our expenses of the offering. The purchase price may be equal or related to the market price prevailing at that time or such other price as we may agree upon with the purchasers.

Our common stock is traded on the Nasdaq National Market under the symbol "VMTI." On September 1, 1999, the reported last sale price of our common stock was $0.63 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------



                                                                                            Proceeds to
                                                                      Price to Public         Company
                                                                 -----------------------   -------------
       Per share............................................                 $                   $
       Total................................................                 $                   $


The shares of common offered hereby are offered directly by us. It is expected that delivery of certificates representing shares will be made against payment on or about _______________. 1999.

The proceeds to us are based on proceeds before deducting expenses payable by us estimated at $194,000.

                           -------------------------

               The date of this Prospectus is September _____, 1999.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                                 TABLE OF CONTENTS


Prospectus Summary................................................................................................4
Risk Factors......................................................................................................8
Use of Proceeds..................................................................................................17
Price Range of Common Stock......................................................................................17
Dividend Policy..................................................................................................17
Capitalization...................................................................................................18
Dilution.........................................................................................................19
Selected Financial Data..........................................................................................20
Management's Discussion and Analysis of Financial Condition and Results of Operations............................21
Business.........................................................................................................27
Management.......................................................................................................44
Certain Transactions.............................................................................................53
Principal Stockholders...........................................................................................55
Description of Capital Stock.....................................................................................57
Shares Eligible for Future Sale..................................................................................60
Plan of Distribution.............................................................................................61
Legal Matters....................................................................................................61
Experts..........................................................................................................61
Where You Can Find More Information..............................................................................61
Index to Consolidated Financial Statements......................................................................F-1


WE OWN OR HAVE RIGHTS TO TRADEMARKS OR TRADE NAMES THAT WE USE IN CONJUNCTION WITH THE SALE OF OUR PRODUCTS AND SERVICES. "3D SCOPE," "DESIGN OF CONE," "STEREOSITE," "CARDIOCAMERA," "CARDIOVIEW," CARDOCONSOLE" AND "VISTA MEDICAL TECHNOLOGIES & DESIGN" ARE REGISTERED TRADEMARKS WHICH WE OWN. WE HAVE REGISTRATIONS PENDING FOR THE USE OF "MIM," "CARDIO-ZOOM," "INFOMATIX," "CARDIOCONTROLLER," "CARDIOGUIDE," AND "CARDIOLIGHT." WE ALSO MAKE REFERENCE TO TRADEMARKS AND TRADE NAMES IN THIS PROSPECTUS WHICH BELONG TO OTHER COMPANIES.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES BEFORE MAKING AN INVESTMENT DECISION ABOUT OUR COMMON STOCK.

                        VISTA MEDICAL TECHNOLOGIES, INC.

We develop, manufacture and market products that provide information to doctors performing minimally invasive heart, head, neck and spine, general surgical and other selected microsurgical procedures. Our products combine a head-mounted display with video cameras to provide surgeons with critical visual information during these microsurgical procedures. Our product lines include the Series 8000 Advanced Visualization and Information System, for use in heart surgery, the ORPC Visualization and Information System for general surgery and other complex endoscopic procedures and the StereoSite System, for use in microscopic and endoscopic procedures in head, neck and spine surgery. In general terms, endoscopic surgery involves a telescopic viewing device which is inserted into an incision in the body and which allows the surgeon to better view the internal part of the body being repaired.

The development and subsequent widespread adoption of minimally invasive surgical procedures have revolutionized many surgical fields, including general surgery, orthopedics, gynecology and urology. Minimally invasive surgical procedures are performed through strategically placed ports or mini-incisions. These procedures are designed to be as safe and effective as conventional surgery but with substantially reduced trauma for the patient. The goal is to reduce pain and suffering, speed recovery, shorten the length of hospital stays and decrease many of the costs associated with patient care.

The application of minimally invasive techniques to heart surgery is regarded as a potentially revolutionary development in modern surgery. Minimally invasive heart bypass and heart valve replacement or repair procedures avoid the trauma caused by cracking open the patient's chest and promise to significantly decrease pain and trauma and shorten recovery times. The use of these techniques, however, requires the surgeon to perform technically challenging procedures, including working on tiny delicate structures, such as a one millimeter heart vessel, with highly restricted access through small incisions. Heart surgeons use our systems to gain a clear and accurate view of the portions of the heart being repaired, without having to open the patient's chest to gain visual access to the heart.

We believe that our visualization and information products also have application in other surgical areas, including general surgery, gynecology, urology and head, neck and spine. Our products can provide the surgeon with enhanced depth perception when performing complicated, physically intricate tasks, combined with the ability to view additional information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery.

Our products are based on the following principles which we believe are essential in advancing minimally invasive technologies:

         -  Three-dimensional view of the anatomy,

         -  High resolution images, managed electronically by the surgeon,

         -  Improved surgical access through miniaturization technology,

         -  Optimized ergonomics for the surgeon, to enhance performance, and,

         -  Integration of images and information.

Our business strategy is to become the leading developer and marketer of advanced visualization and information systems for complex minimally invasive procedures in heart, head, neck and spine, general surgical and other selected microsurgical procedures. Key elements of our strategy include:

         - Develop applications for our technology which are specific to each surgical or medical specialty which we target;

         - Identify specific high-value procedures to facilitate our entry into the general surgery market;

         - Establish advanced visualization technologies as standard practice in minimally invasive heart surgery;

         - Promote our visualization solution for use in all types of heart surgery;

         -  Increase the surgeon's real-time access to critical data;

         - Develop original equipment manufacturer customers with volume sales potential for endoscopic cameras; and

         - Enter into strategic relationships which ensure distribution or complement our technology resources.

To assist in implementing the clinical portions of our strategy, we have established three clinical advisory boards made up of leading surgeons, focused on heart surgery, head, neck and spine microsurgery and general surgery and other specialties. Members of the advisory boards consult with us exclusively in the field of visualization. The advisory boards are intended to act as a clinical reference for us and to provide access to surgical evaluation and training sites for our visualization products.

We were incorporated in the State of California as a wholly-owned subsidiary of Kaiser Aerospace in July 1993, became an independent entity in July 1995 when several venture capital funds became investors, and reincorporated in the State of Delaware in November 1996. Our principal executive offices are located at 5451 Avenida Encinas, Suite A, Carlsbad, California 92008, and our telephone number is (760) 603-9120.

                                THE OFFERING

Common stock offered by Vista Medical............      7,000,000 shares
Shares to be outstanding after the offering......      20,720,716 shares
Use of proceeds..................................      Working capital, funding the launch
                                                       of our visualization product line for
                                                       general surgery, general corporate
                                                       purposes and for general product
                                                       development.
Nasdaq National Market symbol....................      VMTI

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999 and does not include 1,372,374 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $2.91 per share under our stock option plans and 27,184 shares of common stock issuable upon the exercise of warrants granted to Silicon Valley Bank at an exercise price of $12.88 per share.

                             SUMMARY FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                           SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                               JUNE 30,
                                        -----------------------------------------------------------   ---------------------------
                                          1994      1995        1996          1997         1998           1998           1999
                                        --------  --------   ---------    -----------  -------------  ------------   ------------
                                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales..............................     $    59   $ 1,719    $  2,244    $    4,141    $     6,572    $     4,314    $     2,191
Cost and expenses:
   Cost of sales...................          43     1,272       2,253         4,559          6,119          3,608          3,233
   Research and development........       1,328     1,904       3,880         6,875          5,480          3,187          1,997
   Sales and marketing.............         291       834       2,057         5,011          5,953          3,446          1,893
   General and administrative               758     1,034       3,103         5,498          5,039          2,859          1,235
   Restructuring expense...........          --        --          --            --            940            940             --
                                        --------  --------   ---------    -----------  -------------  ------------   ------------
     Total costs and expenses......       2,420    (5,044)     11,293        21,944         23,531         14,040          8,358
                                        --------  --------   ---------    -----------  -------------  ------------   ------------
Loss from operations...............      (2,361)   (3,325)     (9,049)      (17,803)       (16,959)        (9,726)        (6,167)
Minority interest in net loss of
   consolidated partnership........         270        --          --            --             --             --             --
License income.....................          --        --       1,493            --             --             --             --
Interest income....................          --        51         117           926            900            583            158
Other gains (losses)...............          --        --          --            --           (662)          (638)            51
                                        --------  --------   ---------    -----------  -------------  ------------   ------------
Net loss...........................     $(2,091)  $(3,274)   $ (7,439)   $  (16,877)   $   (16,720)   $    (9,781)   $    (5,958)
                                        --------  --------   ---------    -----------  -------------  ------------   ------------
                                        --------  --------   ---------    -----------  -------------  ------------   ------------
Basic and diluted loss per share...          --        --    $ (37.01)   $    (2.51)   $     (1.26)   $     (0.74)   $     (0.44)
Shares used in computing basic and
   diluted loss per share..........          --        --     201,000     6,731,000     13,312,366     13,265,196     13,537,059

                                                                                         JUNE 30, 1999
                                                                                  --------------------------
                                                                                                      AS
                                                                                    ACTUAL         ADJUSTED
                                                                                  ----------       ---------
                                                                                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..........................        $  4,217        $  8,433
Working capital............................................................           6,944          11,160
Total assets...............................................................          11,400          15,616
Total debt.................................................................              --              --
Accumulated deficit........................................................         (53,176)        (53,176)
Total stockholders' equity.................................................           9,024          13,240

For more information concerning the computation of basic and diluted loss per share, see note 8 of notes to our consolidated financial statements.

The "as adjusted" column above gives effect to the sale of 7,000,000 shares of common stock offered by us in this offering at an assumed offering price of $0.63 per share, which is based on the average of the high and low price of our common stock as reported on the Nasdaq National Market on September 1, 1999, and the application of the net proceeds therefrom, after deducting offering expenses payable by us. For a description of how we intend to use the proceeds of this offering, see "Use of Proceeds."

                                  RISK FACTORS

YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING AN INVESTMENT IN OUR COMMON STOCK IN ADDITION TO THE OTHER INFORMATION IN THIS REPORT. WE CAUTION YOU THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE OF THIS PROSPECTUS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES.

RISKS RELATED TO OUR BUSINESS

WE NEED ADDITIONAL FUNDS TO SUPPORT OUR OPERATIONS. IF WE ARE UNABLE TO
OBTAIN THEM, WE WILL HAVE TO CEASE OR SIGNIFICANTLY SCALE BACK OUR OPERATIONS.

Our existing working capital will not be sufficient to meet our present needs past October 1999. If we are unable to raise sufficient funds in this offering, we may be unable to continue operations. If this offering is not consummated on the required schedule or on terms acceptable to us, we may be required to curtail or significantly scale back our operating plans and possibly relinquish rights to portions of our technology or products and discontinue our operations.

Our liquidity and capital requirements will depend upon numerous factors, including the following:

    -    The extent to which our products gain market acceptance;

    -    The progress and scope of product evaluations;

    -    The timing and costs of filing future regulatory submissions;

    - The timing and costs required to receive both domestic and international governmental approvals;

    -    The timing and costs of product introductions;

    -    The extent of our ongoing research and development programs;

    - The costs of training physicians to become proficient in the use of our products and procedures; and

    -    The costs of developing marketing and distribution capabilities.

If this offering is successful, we anticipate that the net proceeds from this offering and the interest income generated from those proceeds, together with our existing cash, cash equivalents and short-term investments and product revenues will be sufficient to fund our operations through the year 2000. Circumstances, however, including slow rate of market acceptance of our products or our inability to scale up manufacturing, would accelerate our use of proceeds from this offering and require us to seek additional funds to support our operating requirements.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BECOME PROFITABLE.

Since our formation in July 1993, and as of June 30, 1999, we had incurred cumulative net losses of $53.2 million. We expect to incur substantial losses for at least the next 12 months. We may never achieve or sustain profitability in the future. Even if we achieve profitability, we may not be able to sustain it on an ongoing basis.

WE ARE DEPENDENT ON MEDTRONIC, SOFAMOR DANEK AND OTHER DISTRIBUTION PARTNERS TO SELL OUR PRODUCTS.

We do not have a sales force and are currently primarily dependent on our agreements with Medtronic and Sofamor Danek for sales of the majority of products derived from our core three-dimensional technology. The termination or substantial modification of these relationships would jeopardize our ability to achieve or sustain profitability. We have not yet concluded agreements for distribution of our general surgical products and failure to do so would also jeopardize our ability to achieve or sustain profitability. Our heart surgery product line is sold by Medtronic's sales force in most of the world's significant markets, including the United States, under the terms of a sales agreement which we entered into with Medtronic in June 1998. Our head, neck and spine products are sold worldwide via Sofamor Danek's sales force, and other distributors in worldwide markets.

         MEDTRONIC

Under our sales agreement with Medtronic, we appointed Medtronic as our exclusive distributor for current and future visualization and information systems for heart surgery in the United States, Europe, Japan and several other significant geographical regions. In recent weeks, Medtronic has expressed concerns about our ability to function as a going concern and that our performance under our agreements with Medtronic will be disrupted by lack of capital. We are currently in discussions with Medtronic regarding these issues, but we may not be successful in addressing their concerns to a degree sufficient to induce Medtronic to continue committing resources to selling our products. If Medtronic's concerns cause a disruption in our distribution relationship for any reason, we will need to support our heart customer base by other means. This transition may not be achieved without operational disruption and unplanned cost, or at all.

         SOFAMOR DANEK

Under an exclusive distribution agreement with Sofamor Danek, we appointed Sofamor Danek as our exclusive worldwide distributor for our current and future visualization and information systems for neurosurgery, spinal surgery, radiation delivery, otolaryngology and maxillofacial surgery, which are known as our StereoSite systems. This agreement was modified in April 1999 to non-exclusive status as a partial mitigation of a sales shortfall created when Sofamor Danek declined to purchase $1.6 million of StereoSite systems within the required contractual time period. The amended agreement has allowed us to pursue relationships with other distributors to sell the StereoSite systems worldwide. Sofamor Danek was acquired by Medtronic in January 1999. As a result, similar issues to those discussed above under "Medtronic" exist in the Sofamor Danek relationship. In addition, we are currently, and have been for several months, in the process of negotiating a monetary settlement with Sofamor Danek, through Medtronic, to compensate us for lost opportunities as a result of Sofamor Danek not purchasing our products as contractually committed. No such compensation amount has been agreed upon to date. We may not be able to be compensated for such lost opportunities, a result which could have an adverse effect on our operations and potential profitability.

We also entered into a cooperative technology agreement with Sofamor Danek under which we agreed to work exclusively together in performing research and development specifically designed to enhance StereoSite systems or integrate StereoSite systems with Sofamor Danek's image guidance systems and other products, including systems and instruments for spinal surgery. We may not be successful in our efforts under this agreement.

OUR PROFITABILITY IS DEPENDENT UPON THE SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS BASED ON OUR CORE THREE-DIMENSIONAL TECHNOLOGY.

Products derived from our core technology - the Series 8000 for minimally invasive heart surgery, StereoSite systems for head, neck and spine microsurgery and the yet-to-be-introduced visualization product for general surgery, the ORPC - are expected to account for the majority of our revenues over the next several years. The demand for these products may not be sufficient to allow us to achieve profitable operations.

Development of additional components of the Series 8000 has not yet been completed, additional versions of our StereoSite products have yet to be finalized and the ORPC is in pre-production phase. Our development efforts for these products may not be successful. In addition, other products under development may not be shown to be safe or effective, capable of being manufactured in commercial quantities at acceptable costs, acquire appropriate regulatory clearances or be successfully marketed.

OUR SUCCESS IS DEPENDENT UPON ACCEPTANCE OF MINIMALLY INVASIVE MICROSURGICAL PROCEDURES BY THE MEDICAL COMMUNITY AS A RELIABLE, SAFE AND COST EFFECTIVE ALTERNATIVE TO EXISTING TREATMENTS.

To date, minimally invasive microsurgical procedures have only been performed on a very limited basis by a small number of highly skilled surgeons. We are unable to predict how quickly, if at all, minimally invasive microsurgical procedures will be adopted by the medical community or, if they are adopted, the number of procedures that will be performed.

Most patients with heart disease first consult with a cardiologist, who then may treat the patient with drugs or non-surgical interventions, such as angioplasty, the insertion of a balloon-type device in a heart vessel, and intravascular stents, or refer the patient to a heart surgeon for open-chest coronary artery bypass surgery. Cardiologists may not recommend minimally invasive procedures until such time, if at all, as such procedures can successfully be demonstrated to be as safe and cost-effective as other accepted treatments. In addition, heart surgeons may choose not to recommend minimally invasive procedures until such time, if at all, as such procedures are proven to be as safe, effective and technically viable as conventional, open-chest surgery methods, which have become widely adopted by heart surgeons since the initial use of such surgery in the mid-1950s.

Even if the clinical safety and effectiveness of minimally invasive procedures is established in heart and other specialties, surgeons, specialists and other physicians may choose not to recommend the procedures for any number of other reasons. Adoption of these procedures by doctors will depend, for example, upon our ability to facilitate training of surgeons to perform minimally invasive microsurgery and the willingness of such surgeons to perform such procedures. Doctors may also elect not to recommend the minimally invasive procedures based on possible unavailability of acceptable reimbursement from health care payors. Health care payor acceptance may require evidence of the cost effectiveness of minimally invasive procedures as compared to other currently available treatments. We believe that physician endorsements will be essential for clinical adoption of minimally invasive procedures. To date, these endorsements have not been obtained and they may not be obtained in the near future, if at all. Patient acceptance of the procedure will depend upon doctor recommendations, as well as other factors, including the effectiveness of, and the rate and severity of complications associated with, the procedure as compared to other treatments.

WIDESPREAD USE OF OUR PRODUCTS WILL REQUIRE TRAINING OF A LARGE NUMBER OF SURGEONS, AND THE TIME REQUIRED TO INSTITUTE A TRAINING PROGRAM AND TO TRAIN SUCH SURGEONS COULD ADVERSELY AFFECT NEAR TERM MARKET ACCEPTANCE.

Evaluations of visualization technology such as ours conducted to date have shown that there is a learning process involved for surgeons and other members of the surgery team to become proficient with the use of the systems. Based on the clinical and laboratory procedures performed to date, we cannot assure you that visualization and information system enhancements incorporated, or to be incorporated, in our products will prove suitable for use by a substantial number of surgeons. If they prove unsuitable for a large number of surgeons to use, the potential markets and applications for our products would be significantly limited.

WE LACK COMMERCIAL MANUFACTURING EXPERIENCE AND THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH OUR SCALE-UP OF MANUFACTURING.

We lack long term experience in manufacturing our products in the quantities that are necessary for us to achieve significant commercial sales. We may not be able to establish or maintain reliable, high-volume manufacturing at commercially reasonable costs. We may also require additional manufacturing facilities if production volumes increase; acquisition of new manufacturing facilities will likely involve relocation. The manufacture of our products primarily involves the assembly of a number of sub-assemblies and components. Companies such as ours often encounter difficulties in scaling up manufacturing of products, which difficulties could include problems involving:

           -   quality control and assurance,
           -   component and service availability,
           -   adequacy of control policies and procedures,
           -   lack of qualified personnel,
           - compliance with FDA regulations and the need for further FDA approval of new manufacturing processes and facilities and
           -   other production constraints.

We have considered and will continue to consider as appropriate, the internal manufacture of sub-assemblies currently provided by third-party subcontractors, as well as the implementation of new production processes. Our manufacturing yields or costs may increase as a result of the transition to in-house production or to new production processes when such efforts are undertaken. In addition, costs in complying with FDA good manufacturing practices or changes in such practices may exceed our expectations.

WE MAY FACE COMPONENT SHORTAGES AND ARE DEPENDENT IN SOME INSTANCES ON SINGLE SOURCES OF SUPPLY.

Any significant supply interruption, or inventory shortage or overage, would negatively impact our ability to manufacture our products. We use and rely on specific components and services used in our systems for which we have only a single source of supply. The manufacture of our products in larger commercial quantities will require a substantial increase in component supplies and will likely necessitate the replacement of current suppliers or the addition of new suppliers. The qualification of additional or replacement vendors for specified components or services is a lengthy process. In addition, the substitution of replacement vendors may entail re-engineering time and cost and could delay the supply of our products.

We expect to manufacture our products based on forecasted product orders and intend to purchase subassemblies and components prior to receipt of purchase orders from customers. Lead times for ordered materials and components vary significantly and depend on factors such as the business practices of the specific supplier, contract terms and general demand for a component at a given time. Some components used in our products have long lead times. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts.

WE ARE SUBJECT TO SIGNIFICANT DOMESTIC AND INTERNATIONAL REGULATION AND MAY NOT BE ABLE TO OBTAIN NECESSARY REGULATORY CLEARANCES TO SELL OUR PRODUCTS.

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation. Our failure to comply with regulatory requirements would jeopardize our ability to market our products. Noncompliance with applicable requirements can result in failure of the regulatory agency to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution.

Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by state agencies. Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution. A determination that information available on the medical device is not sufficient to grant the needed clearance or approval will delay market introduction of the product. In addition, material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements. The current regulatory environment in Europe for medical devices differs significantly from that in the United States. For additional information concerning the regulatory framework under which we operate, please see "Business--Government Regulation."

WE EXPECT TO ENCOUNTER RAPID TECHNOLOGICAL CHANGE AND SIGNIFICANT COMPETITION.

The medical device market in which we compete is characterized by intensive development efforts and rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations. We may not be successful in identifying, developing and marketing new products or enhancing our existing products.

We believe that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than ours, are focusing on the development of visualization products for minimally invasive microsurgery. Several companies are currently developing and marketing visualization products for minimally invasive microsurgery which could be applied to heart surgery, to general surgery or to head, neck and spine microsurgery.

Technological advances with other therapies such as drugs, interventional procedures or future innovations in surgical techniques could make such other therapies more effective or lower in cost than minimally invasive microsurgery procedures and could render minimally invasive microsurgery obsolete.

WE EXPECT FLUCTUATIONS IN OUR OPERATING RESULTS.

Our results of operations may vary significantly from quarter to quarter depending upon numerous factors, including the following:

           -   timing and results of product evaluations,
           - delays associated with the FDA and other regulatory approval processes,
           -   demand for and utilization of our products,
           -   changes in our pricing policies or those of our competitors,
           -   changes in third-party payment guidelines,
           - the number, timing and significance of product enhancements and new product announcements by us or our competitors,
           - our ability to develop, introduce and market new and enhanced versions of our products on a timely basis,
           - customer order deferrals in anticipation of enhancements or of new product introductions by us or our competitors,
           -   product quality problems,
           -   personnel changes and
           -   the level of international sales.

OUR PROFITABILITY IS DIRECTLY RELATED TO THE LEVEL OF REIMBURSEMENTS FOR SURGICAL PROCEDURES USING OUR PRODUCTS.

Our profitability is directly related to the level of payments for the surgical procedures in which our products are involved, either by Medicare or private insurance companies. We could be adversely affected by changes in payment policies of government or private health care payors, particularly to the extent any such changes affect payment for the procedure in which our products are intended to be used. It is a continuing trend in U.S. health care for such payments to be under continual scrutiny and downward pressure. We believe that reimbursement in the future will be subject to increased restrictions, both in the United States and in foreign markets and that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products which we offer.

We expect that our products typically will be used by hospitals and surgical centers, which bill various third-party payors, such as governmental programs and private insurance plans, for the health care services provided to their patients. Third-party payors carefully review and increasingly challenge the prices charged for medical products and services or negotiate a flat rate fee in advance. Payment rates from private companies also vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare compensates hospitals at a pre determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis and compensates physicians at a pre determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices or systems used in that procedure. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of payment for new procedures. The flat fee reimbursement trend is causing hospitals to control costs strictly in the context of a managed care system in which health care providers contract to provide comprehensive health care for a fixed cost per person. We are unable to predict what changes will be made in the reimbursement methods utilized by such third-party payors.

If we obtain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets would be dependent, in part, upon the acceptance by the prevailing health care financing system in each country. Health care financing systems in international markets vary significantly by country and include both government sponsored health care programs and private insurance. There can be no assurance that these financing systems will endorse the use of our products.

WE HAVE LIMITED EXPERIENCE MARKETING OUR PRODUCTS OVERSEAS AND MAY NOT BE SUCCESSFUL IN EXPANDING INTO INTERNATIONAL MARKETS.

We have limited experience in marketing our products overseas. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could negatively impact our business. The anticipated international nature of our business is also expected to subject our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or in which our products are sold, including laws regulating manufacture and sale of medical devices. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE LIMITED INSURANCE
COVERAGE.

We face an inherent and significant business risk of exposure to product liability claims in the event that the use of our products results in personal injury or death. Also, in the event that any of our products proves to be defective, we may be required to recall or redesign such products. Our current product liability insurance coverage limit is $10.0 million per occurrence and in the aggregate. Our coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the development, manufacture and sale of our products. In addition, increased product liability coverage may be required if additional products are used in clinical evaluations or successfully commercialized. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage or a product recall would negatively impact our business.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO PREVENT OTHER COMPANIES FROM USING OUR TECHNOLOGY IN COMPETITIVE PRODUCTS.

Our future success will depend, in part, on our ability to continue to develop patentable products, enforce our patents and obtain patent protection for our products both in the United States and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions. Patents may never issue from any patent applications owned by or licensed to us. Even if patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents owned by or licensed to us may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide us with competitive advantages.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes or procedures infringe any such third-party proprietary rights. We may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial expense, to determine the priority of inventions covered by our issued United States patents or pending patent applications. Furthermore, we may have to participate at substantial cost in International Trade Commission proceedings to enjoin importation of products which would compete unfairly with our products. Any adverse outcome of any patent litigation, including interference proceedings, could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute. Any such licenses may not be available on acceptable terms, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to make, use, sell or otherwise practice our intellectual property, whether or not patented or described in pending patent applications, or to further develop or commercialize our products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could damage our business.

We rely on unpatented trade secrets to protect our proprietary technology. Others may independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose such technology. It is difficult to protect rights to such unpatented proprietary technology. Third parties may obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents and the effect on us of the issuance of such patents is unknown.

WE HAVE LICENSED SOME ASPECTS OF OUR PRODUCTS FROM THIRD PARTIES AND MAY LOSE THE RIGHTS TO THESE ESSENTIAL ASPECTS UNDER THE AGREEMENTS WHICH GOVERN THOSE RELATIONSHIPS.

We have licensed some aspects of our technology from third parties. The rights under the governing agreements may be terminated if we breach our obligations or in other circumstances. Our failure to retain rights to these licensed rights could negatively impact our business. For additional information concerning the agreements which govern these relationships, please see "Business--Strategic Alliances" and "Business -- Licenses."

IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY TECHNICAL AND SENIOR MANAGEMENT PERSONNEL AND DOCTORS TO PARTICIPATE IN OUR ADVISORY BOARDS, IT MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN FINANCING OR DEVELOP OUR PRODUCTS.

Our future business and operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace and some of whom perform important functions beyond those suggested by their job titles or descriptions. Our business and future operating results also depend in significant part upon our ability to attract and retain qualified management, manufacturing, technical, marketing and sales and support personnel for our operations. Competition for such personnel is intense, and we may not be successful in attracting or retaining such personnel.

Members of our clinical advisory boards consult with us exclusively in the field of visualization, but are free to consult with other non-competing instrumentation companies and are employed elsewhere on a full-time basis. As a result, they only spend a limited amount of time on our business. Although we have entered into consulting agreements, with terms ranging from 12 months to two years, including confidentiality provisions with each of the members of our clinical advisory boards, the consulting and confidentiality agreements between us and each of the members of our clinical advisory boards may be terminated or breached. In addition, such agreements may not be renewed upon termination.

IF WE OR OUR SUPPLIERS FAIL TO BE YEAR 2000 COMPLIANT, IT COULD CAUSE INTERRUPTIONS IN OUR SUPPLY OF PRODUCTS AND GENERATE SUBSTANTIAL EXPENSES FOR OUR BUSINESS.

We recognize the need to ensure our operations will not be adversely impacted by the inability of our systems to process data having dates on or after January 1, 2000. Processing errors due to software failure arising from calculations using the year 2000 date are a recognized risk. We are currently addressing the risk, with respect to the availability and integrity of our financial systems and the reliability of our operating systems, and are in the process of communicating with suppliers, customers, financial institutions and others with whom we conduct business transactions to assess whether they are year 2000 compliant. We currently have no contingency plans in place. We expect to develop contingency plans during the third quarter of 1999 and have those plans in place during the fourth quarter of 1999.

We currently estimate that the cost of the year 2000 initiative will not exceed $150,000, a portion of which, such as the business enterprise software, was scheduled for upgrade irrespective of the year 2000 issue. For additional information on our year 2000 initiatives, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD CONTINUE TO BE VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE, ADVERSELY AFFECTING OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

The market prices and trading volumes for securities of emerging companies, like ours, have historically been highly volatile and have experienced significant fluctuations unrelated to the operating performance. The market price of our common stock has historically been highly volatile and may be significantly affected by factors such as:

           -   actual or anticipated fluctuations in our operating results,
           -   changes in financial estimates by securities analysts,
           -   announcements of technological innovations,
           -   new products or new contracts by us or our competitors,
           -   regulatory announcements,
           -   developments with respect to patents or proprietary rights,
           - conditions and trends in the medical device and other technology industries,
           - adoption of new accounting standards affecting the medical device industry, and
           -   general market conditions.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for shares of early stage companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against us, could result in substantial costs and a diversion of management's attention and resources.

WE ARE NOT USING UNDERWRITERS TO SELL THE COMMON STOCK IN THIS OFFERING.

The common stock is being offered directly by us to a limited number of investors. We will not engage any broker-dealers or underwriters to sell the common stock offered by this prospectus. We are not experts in selling stock. As a result, we may not be as successful as a professional broker-dealer in marketing the common stock. In fact, we may not be able to sell the stock at all. If we are unable to locate and negotiate terms of a sale satisfactory to us, we will only be able to fund our operations through October 1999 without additional funding, and may be forced to discontinue our operations.

OUR USE OF HAZARDOUS MATERIALS MAY RESULT IN UNEXPECTED AND SUBSTANTIAL CLAIMS AGAINST US FOR WHICH WE DO NOT HAVE SUFFICIENT FINANCIAL RESOURCES.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resultant damages, and any such liability could exceed our resources. We may incur substantial cost to comply with environmental regulations.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS AND ANY GAINS FROM YOUR INVESTMENT IN OUR STOCK WILL HAVE TO COME FROM INCREASES IN THE PRICE OF SUCH STOCK.

We currently intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

OUR CHARTER DOCUMENTS MAY PREVENT US FROM PARTICIPATING IN TRANSACTIONS THAT COULD BE BENEFICIAL TO YOU.

Our charter documents contain provisions that may make it more difficult or discourage a change in control. This may adversely affect the market price of our common stock. For a discussion of the provisions in our charter documents which may have the effect of preventing a change of control, please see "Description of Capital Stock -- Possible Anti-Takeover Effect of Charter Provisions."

FUTURE OFFERINGS COULD DILUTE YOUR INTEREST IN YOUR STOCK.

If the net proceeds of this offering, together with available funds and cash generated from operations, are insufficient to satisfy our cash needs, we may be required to sell additional equity or convertible debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. Please see "Dilution" for a description of how an issuance of stock can cause dilution.

                                 USE OF PROCEEDS

Assuming an offering price of $0.63 per share, which is based on the average of the high and low sales prices per share of common stock on September 1, 1999 as reported on the Nasdaq National Market, we anticipate that our net proceeds from this offering will be approximately $4.2 million after deducting our estimated offering expenses.

Of the $4.2 million net proceeds from this offering, we intend to use approximately $2.0 million for working capital, $0.8 million to fund the launch of our visualization product line for general surgery, the ORPC, $0.8 million for general corporate purposes and $0.6 million for general product development purposes. If we are unable to raise the full amount anticipated, we will have to revise our plans and spend less than anticipated with respect to general product development first, general corporate funding second and the launch of our new product line for general surgery third.

The amounts we actually spend for each purpose may vary significantly depending upon numerous factors, including the progress of our product development, the regulatory status of these products, the timing of regulatory approvals, technological advances, our products' commercial potential and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative agreements with other companies, the availability of additional financing and other factors. We will require substantial additional funds other than those raised in this offering to conduct our existing operations in the future. We anticipate that the net proceeds from this offering and the interest income from these proceeds, together with our existing cash, cash equivalents and short-term investments, and product revenues will be sufficient to fund our operations through 2000. Until we can apply the proceeds from this offering as we have described above, we intend to invest the money in short-term investment-grade securities.

                         PRICE RANGE OF COMMON STOCK

Since our initial public offering in July 1997, our common stock has been traded on the Nasdaq National Market under the symbol VMTI. The following table sets forth the range of quarterly intra-day high and low sales prices of our common stock on the Nasdaq National Market since the initial public offering.

                                                                  1999                1998                1997
                                                           ------------------   -----------------   -----------------
                                                             HIGH       LOW       HIGH      LOW       HIGH      LOW
                                                           --------   -------   --------  -------   --------  -------
Quarter ended March 31...............................       $3.31     $2.00       $13.13    $8.00     --        --

Quarter ended June 30................................       $3.19     $1.38       $11.50    $3.38     --        --

Quarter ended September 30...........................         --        --         $5.06    $1.50    $18.50     $8.88

Quarter ended December 31............................         --        --         $3.63    $2.00    $15.50     $8.88


On September 1, 1999, the closing price of our common stock as reported on the Nasdaq National Market was $0.63 per share. As of August 15, 1999 there were approximately 3,200 holders of record of our 13,720,716 shares of outstanding common stock.

                                 DIVIDEND POLICY

We have never declared or paid dividends on our stock. We do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has discretion to determine whether any future payments of dividends will be made. In making these determinations, the board will take into account several factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. For a discussion of our immediate and short-term cash needs, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

The following table shows our capitalization and other related information as of June 30, 1999:

          -       on an actual basis; and

          - on an as adjusted basis to give effect to the issuance of the common stock offered by us under this prospectus, as described under "Use of Proceeds." It is important that you read this table in conjunction with the financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appear elsewhere in this prospectus.

The common stock share number used in the following table is based on shares outstanding as of June 30, 1999. The number does not include 1,372,374 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $2.91 per share under our stock option plans and 27,184 shares of common stock issuable upon the exercise of warrants granted to Silicon Valley Bank at an exercise price of $12.88 per share. For a description of our stock option plans, see "Management--Benefit Plans" and for a description of the warrants, see "Description of Capital Stock."


                                                                                   AS OF JUNE 30, 1999
                                                                              ------------------------------
                                                                                  ACTUAL       AS ADJUSTED
                                                                              -------------  ---------------
                                                                                  (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term investments.......................      $      4,217     $     8,433
                                                                              -------------  ---------------
Long-term obligations less current portion..............................      $        --      $       --
Stockholders' equity:...................................................
     Convertible   preferred  stock,   $.01  par  value;  5,000,000 shares
     authorized  actual and as adjusted;  no shares  issued and  outstanding
     actual and as adjusted.............................................               --              --

     Common stock, $.01 par value; 35,000,000 shares authorized actual and as adjusted; 13,694,434 shares issued and outstanding actual and
     20,694,434 shares as adjusted......................................              137             207

Additional paid-in capital..............................................           62,919          67,065
Notes receivable stockholders...........................................              (78)            (78)
Deferred compensation...................................................             (778)           (778)
Accumulated deficit.....................................................          (53,176)        (53,176)
                                                                              -------------  ---------------
     Total stockholders' equity.........................................            9,024          13,240
                                                                              -------------  ---------------
     Total capitalization...............................................      $     9,024     $    13,240
                                                                              -------------  ---------------


                                    DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering, and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value at June 30, 1999 was $8,900,496, or $0.65 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities divided by the number of shares of common stock outstanding at June 30, 1999. Assuming an offering price of $0.63 per share, after giving effect to the sale of the 7,000,000 shares of common stock offered by this prospectus and deducting our estimated offering expenses, our pro forma net tangible book value would have been approximately $13,116,496 million, or $0.63 per share of common stock. This represents an immediate decrease in net tangible book value of $0.02 per share to existing stockholders and no dilution per share to new investors. The following table illustrates this calculation on a per share basis:

        Public offering price per share....................................           $0.63
             Net tangible book value per share at June 30, 1999............  0.65
             Decrease per share attributable to new investors.............. (0.02)
        Pro forma net tangible book value per share after this offering....            0.63
                                                                                     --------

        Dilution per share to new investors ...............................           $0.00
                                                                                     --------
                                                                                     --------

The following table summarizes, on a pro forma basis as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid. The information presented is based upon the assumed offering price of $0.63 per share, before deducting the estimated offering expenses of this offering.

The common stock share number used for existing stockholders in the table below is based on shares outstanding as of June 30, 1999. The number does not include 1,372,374 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $2.91 per share under our stock option plans and 27,184 shares of common stock issuable upon the exercise of warrants granted to Silicon Valley Bank at an exercise price of $12.88 per share. For a description of our stock option plans, see "Management--Benefit Plans" and for a description of the warrants, see "Description of Capital Stock."


                                                   SHARES PURCHASED             TOTAL CONSIDERATION       AVERAGE
                                               ------------------------      ------------------------    PRICE PER
                                                 NUMBER       PERCENT           AMOUNT      PERCENT        SHARE
                                               ----------   -----------      -----------  -----------    ---------
     Existing stockholders ..............      13,694,434          66%       $63,055,036        93%        $4.60
     New investors.......................       7,000,000          34%       $ 4,410,000         7%        $0.63
                                               ----------   -----------      -----------  -----------
          Total..........................      20,694,434         100%       $67,465,036       100%
                                               ----------   -----------      -----------  -----------
                                               ----------   -----------      -----------  -----------


                             SELECTED FINANCIAL DATA

In the tables below, we provide you with our selected consolidated financial data. The selected consolidated statement of operations information for the fiscal years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 and the consolidated balance sheet data at December 31, 1997 and 1998 and June 30, 1999 have been derived from our audited and unaudited consolidated financial statements which are included elsewhere in this prospectus. The consolidated data presented below for the years ended December 31, 1994 and 1995 and at December 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus. In our opinion, all adjustments necessary for a fair presentation of the information have been made to our unaudited financial statements. You should read this information in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                        SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                           JUNE 30,
                                        ----------------------------------------------------------   ---------------------
                                          1994        1995        1996         1997         1998       1998         1999
                                        --------    --------    --------     --------     --------   --------     --------
                                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales..............................     $     59    $ 1,719     $  2,244   $    4,141   $     6,572  $     4,314   $   2,191
Cost and expenses:
   Cost of sales...................           43      1,272        2,253        4,559         6,119        3,608       3,233
   Research and development........        1,328      1,904        3,880        6,875         5,480        3,187       1,997
   Sales and marketing.............          291        834        2,057        5,011         5,953        3,446       1,893
   General and administrative......          758      1,034        3,103        5,498         5,039        2,859       1,235
   Restructuring expense...........           --         --           --           --           940          940          --
                                        --------    -------     --------   ----------   -----------  -----------   ---------
     Total costs and expenses......        2,420     (5,044)      11,293       21,944        23,531       14,040       8,358
                                        --------    -------     --------   ----------   -----------  -----------   ---------
Loss from operations...............       (2,361)    (3,325)      (9,049)     (17,803)      (16,959)      (9,726)     (6,167)
Minority interest in net loss of
   consolidated partnership........          270         --           --           --            --           --          --
License income.....................           --         --        1,493           --            --           --          --
Interest income....................           --         51          117          926           900          583         158
Other gains (losses)...............           --         --           --           --          (662)        (638)         51
                                        --------    -------     --------   ----------   -----------  -----------   ---------
Net loss...........................     $ (2,091)   $(3,274)    $ (7,439)  $  (16,877)  $   (16,720) $    (9,781)  $  (5,958)
                                        --------    -------     --------   ----------   -----------  -----------   ---------
                                        --------    -------     --------   ----------   -----------  -----------   ---------
Basic and diluted loss per share...           --         --     $ (37.01)  $    (2.51)  $     (1.26) $     (0.74)  $   (0.44)
Shares used in computing basic and
   diluted loss per share..........           --         --      201,000    6,731,000    13,312,366   13,265,196  13,537,059


                                                               DECEMBER 31,                                JUNE 30, 1999
                                        ----------------------------------------------------------   -------------------------
                                          1994        1995        1996         1997         1998       ACTUAL      AS ADJUSTED
                                        --------    --------    --------     --------     --------   ----------    -----------
                                                                                                           (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
investments..........................     $     9   $ 3,399  $  10,285      $  24,113  $    8,803        4,217         8,433
Working capital......................         (76)    4,224     10,805         25,977      12,128        6,944        11,160
Total assets.........................         475     5,208     14,316         32,130      16,605       11,400        15,616
Total debt...........................       3,243        --         --             --          --           --            --
Accumulated deficit..................      (2,907)   (6,181)   (13,620)       (30,498)    (47,218)     (53,176)      (53,176)
Total stockholders' equity...........      (2,906)    4,707     12,961         29,866      14,666        9,024        13,240


For more information concerning the computation of basic and diluted loss per share, see note 8 of notes to our consolidated financial statements. The "as adjusted" column above gives effect to the sale of 7,000,000 shares of common stock offered by us in this offering at an assumed offering price of $0.63 per share, which is based on the average of the high and low price of our common stock as reported on the Nasdaq National Market on September 1, 1999, and the application of the net proceeds therefrom, after deducting offering expenses payable by us. For a description of how we intend to use the proceeds of this offering, see "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risks Factors." While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested below. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date of this prospectus. Numbers referenced in this section which are at least 1,000,000 may have been rounded up to the nearest ten thousand. You should read the following discussion in conjunction with our consolidated financial statements and the accompanying notes.

OVERVIEW OF OUR BUSINESS

We develop, manufacture and market products that provide information to doctors performing minimally invasive heart, head, neck and spine, general surgical and other selected microsurgical procedures. We also market endoscopic cameras and have generated minimal revenues from the sales of our products since our formation in July 1993. We expect to continue to incur substantial losses for at least the next 12 months. As of June 30, 1999, our accumulated deficit was approximately $53.18 million. We are not certain that our development efforts will result in commercially available products, that we will be successful in introducing the products under development, or that required regulatory approval of products will continue to be obtained in a timely manner, if at all.

At December 31, 1998 and August 15, 1999, we had 76 and 55 employees, respectively. On July 14, 1999, we announced that we had taken steps to reduce staffing levels and operating expenses to reduce cash burn and conserve capital. We expect that these measures will reduce our staffing levels further to approximately 35 employees by the end of September 1999. We expect staffing levels to stabilize at this level for approximately the next 12 months. Our expectation is based on the fact that significant development work on our core platform technology is now complete and on strategic decisions to partner rather than develop an independent distribution capability.

OUR RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 1999

SALES. We had revenue from product sales of $2.19 million for the six- months ended June 30, 1999, compared to revenues from product sales and distribution fees of $4.31 million for the same period in 1998. The decrease in revenues for the six-month period was due to a reduction in sales of StereoSite systems and associated distribution fees paid by Sofamor Danek, our distributor for the head neck and spine surgery market, and a reduction in sales of our Series 8000 Advanced Visualization and Information System, which we refer to as the Series 8000, for minimally invasive heart surgery during the 1999 period compared to the corresponding period of 1998. The decrease was partially offset by higher sales of original equipment manufacturer products including initial deliveries to a second original equipment manufacturer customer during the second quarter of 1999, by product deliveries to a second distributor for the head, neck and spine surgical market during the second quarter of 1999, and by product sales to OEC Medical for the medical imaging market during the 1999 period. Sales to individual customers exceeding 10% or more of revenues in the six-months ended June 30 were as follows: during 1998, two customers accounted for 48% and 18% of revenues, respectively, and during 1999, four customers accounted for 44%, 21%, 15% and 12% of revenues, respectively.

COST OF SALES. Our cost of sales was $3.23 million for the six-months ended June 30, 1999 and $3.61 million for the six-months ended June 30, 1998. The decrease for the six-month period was primarily due to lower product sales levels during the 1999 period and no costs related to the launch of the StereoSite product in 1999 as compared to 1998, partially offset by the inventory reserves added during the second quarter of 1999.

RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses were $2.00 million for the six-months ended June 30, 1999, compared to $3.19 million for the corresponding period in 1998. The decrease in research and development expenses was primarily attributable to decreases in staffing and related supply and occupancy costs and a decrease in contract services related to development efforts.

SALES AND MARKETING EXPENSES. Our sales and marketing expenses were $1.89 million for the six-months ended June 30, 1999, and $3.45 million for the six-months ended June 30, 1998. The decrease in sales and marketing expenses for the six-month period reflects the transition of all sales, marketing and distribution efforts associated with our Series 8000 product for minimally invasive heart surgery in the United States to Medtronic following an agreement announced at the end of June 1998.

GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses were $1.24 million for the six-months ended June 30, 1999, compared to $2.86 million for the corresponding period in 1998. The decrease for this period was primarily due to a reduction in staffing and related expenses following a restructuring at the end of the second quarter of 1998, a reduction in deferred compensation expense and lower professional, legal and consulting service fees.

RESTRUCTURING EXPENSES. We had no restructuring charges in the six-month period ended June 30, 1999 and charges associated with restructuring expenses of $940,000 for the six-month period ended June 30, 1998. The restructuring expenses in the 1998 period related primarily to termination and severance payments to employees in connection with transfer of sales and marketing responsibility in the U.S. for our Series 8000 product for minimally invasive heart surgery to Medtronic, termination and severance payments to employees in connection with a general company restructuring and work force reduction, and write-down of assets related to a strategic decision to discontinue distribution of a line of heart instruments and sutures earlier than previously planned.

INTEREST INCOME. Our net interest income was $158,000 for the six-month period ended June 30, 1999, compared to $583,000 for the corresponding period in 1998. This decrease for the six-month periods was due primarily to decreasing average investment balances of our excess cash.

OTHER GAINS. We had other gains of $51,000 for the six-month period ended June 30, 1999 and had no such gains for the six-months ended June 30, 1998. The gains for the six-month period ended June 30, 1999 relate to sale of securities we received in connection with an earlier license agreement signed in 1996 with Imagyn Medical Technologies, Inc., formerly Urohealth Systems, Inc.

     YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

SALES. We had revenues from product sales and distribution fees of $4.14 million and $6.57 million for the years ended December 31, 1997 and 1998, respectively. The increase in revenues from 1997 to 1998 was primarily due to sales of our Series 8000 product for minimally invasive heart surgery launched in September 1997, and sales of StereoSite systems and associated distribution fees paid by Sofamor Danek, our strategic partner and exclusive distributor for the head, neck and spine surgical market. Sales to individual customers exceeding 10% or more of revenues in the years ended December 31, were as follows: during 1997, three customers accounted for 25%, 19% and 10% of revenues during 1998 three customers accounted for 34%, 25% and 13% of revenues.

COST OF SALES. Cost of sales were $4.56 million and $6.12 million for the years ended December 31, 1997 and 1998, respectively. The increase in cost of sales was primarily due to increased costs corresponding to the growth in revenues partially offset by lower manufacturing scale-up expenses incurred in 1998 versus 1997 to accommodate new product launches targeted at heart and head, neck and spine surgical markets with our Series 8000 and StereoSite systems, respectively.

RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses were $6.88 million and $5.48 million for the years ended December 31, 1997 and 1998, respectively. The decrease in research and development expenses was primarily attributable to decreases in staffing and related supply and occupancy costs and a decrease in contract services related to development efforts, both in the second half of the year as major product launches were completed by the end of the first half of 1998.

SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $5.01 million in 1997 to $5.95 million in 1998. The increase in sales and marketing expense was attributable to the development and expansion of our heart surgery sales force in the first half of 1998 and increased marketing efforts associated with commercialization of new products. During the second half of the year sales and marketing expenses decreased as a result of transitioning all sales, marketing and distribution efforts associated with our Series 8000 for minimally invasive heart surgery in the United States to Medtronic following an agreement announced at the end of June 1998.

GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses were $5.50 million and $5.04 million for the years ended December 31, 1997 and 1998, respectively. The decrease was primarily due to a reduction in staffing and related expenses following a second quarter restructuring, a reduction in deferred compensation expense and lower professional, legal and consulting service fees partially offset by increased costs associated with being a public company for the full year of 1998 compared to a half year in 1997.

RESTRUCTURING EXPENSES. We recorded restructuring charges during the second quarter of 1998 of $940,000 and had no such charges for 1997.

INTEREST INCOME. Interest income decreased from $926,000 in 1997 to $900,000 in 1998, due primarily to decreasing average investment balances in the second half of the year of excess cash following our initial public offering in July 1997.

OTHER LOSSES. We reported other losses of $662,000 in 1998 and had no such corresponding losses for 1997. The losses for 1998 relate to recognition of a permanent reduction in value of securities we received in connection with an earlier license agreement signed in 1996 with Imagyn Medical Technologies, Inc.

     TAXES

At December 31, 1998, we had federal and state tax loss carryforwards of approximately $37.10 million and $31.20 million, respectively. The federal and state tax loss carryforwards will expire in 2010 and 2000, respectively, unless previously utilized. At December 31, 1998, we also had federal and state research tax credit carryforwards of approximately $1.40 million and $780,000, respectively, which will expire in 2010 unless previously utilized. We have provided a full valuation allowance on the deferred tax assets as realization of such assets is uncertain.

     YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

SALES. We had revenues from product sales of $2.24 million and $4.14 million for the years ended December 31, 1996 and 1997, respectively. The increase in revenues from 1996 to 1997 was primarily due to sales of our Series 8000 product for minimally invasive heart surgery launched in September 1997, revenues associated with a line of heart instruments and sutures for which we acquired distribution rights in the second half of 1996, and increased original equipment manufacturer sales of our endoscopic cameras during 1997 compared to 1996. Sales to individual customers exceeding 10% or more of revenues in the years ended December 31, were as follows: during 1996 three customers accounted for 30%, 27% and 25% of revenues; during 1997, three customers accounted for 25%, 19% and 10% of revenues, respectively.

COST OF SALES. Cost of sales were $2.25 million and $4.56 million for the years ended December 31, 1996 and 1997, respectively. The increase in cost of sales was primarily due to increased costs corresponding to the growth in revenues and manufacturing scale-up expenses we incurred to accommodate new product launches targeted at heart and head, neck and spine surgical markets including the Series 8000 product.

RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses were $3.88 million and $6.88 million for the years ended December 31, 1996 and 1997, respectively. The increase in research and development expenses was attributable to continued development and expansion of our research and development organization focused on development, prototyping and evaluation of new products and consisted of increases in staffing and related supply and occupancy costs. Contracted research and development effort also contributed to the increase.

SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $2.06 million in 1996 to $5.01 million in 1997. The increase in sales and marketing expenses was attributable to the development and expansion of our sales force, increased marketing efforts associated with commercialization of new products, and commissions and other expenses related to revenues associated with a line of heart instruments and sutures for which we acquired distribution rights in the second half of 1996.

GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses were $3.10 million and $5.50 million for the years ended December 31, 1996 and 1997, respectively. The increase was primarily due to increases in staffing and related expenses associated with the continued development of our administrative infrastructure, amortization of deferred compensation in connection with the grant of some stock options in 1996 and early 1997, expansion of our information and communication systems, increases in legal and professional fees associated with business development efforts, and costs associated with being a public company. We recorded noncash deferred compensation of approximately $3.50 million in connection with the grant of some stock options during 1996 and 1997, of which approximately $1.10 million and $447,000 were recognized as an expense in 1997 and 1996, respectively. The unamortized balance of the deferred compensation will be expensed over the vesting periods of the options, typically four or five years, and, therefore, will continue to impact our operating results through 2001.

LICENSE INCOME. We had license income of $1.49 million in 1996 and no income from licensing of technology in 1997. The license income in 1996 related to a perpetual license to some of our technology and patents unrelated to our main products and markets. No other technology is being developed with the purpose of being licensed and we do not anticipate any future licensing arrangements of any of our core technology for medical applications.

INTEREST INCOME. Interest income increased from $117,000 in 1996 to $926,000 in 1997, due primarily to increasing average investment balances of excess cash following our initial public offering in July 1997.

LIQUIDITY AND CAPITAL RESOURCES

We completed our initial public offering in July 1997, raising approximately $32.7 million net of offering costs. Prior to our initial public offering, we satisfied our liquidity requirements from the private sale of common and preferred stock, through advances from a related party, and from the proceeds from licensing some of our technology.

In October 1997, we completed a $10.0 million Loan and Security Agreement to finance the placement with customers of our Series 8000 systems on a pay per procedure basis rather than through an upfront capital payment. On June 29, 1998, we announced a new distribution agreement with Medtronic, under which Medtronic will distribute our Series 8000 products for us in the United States. The terms of that agreement call for Medtronic to pay us for units placed with hospitals and then receive a percentage of the gross margins generated by procedure fees. This agreement effectively replaced the Loan and Security Agreement which expired in October 1998 without us drawing down on the loan. If we were to have borrowed funds pursuant to the Loan Agreement, we could have borrowed up to $10.0 million at one time with an interest rate of prime plus one and one half percent.

Net cash used in operating activities for the six months ended June 30, 1999 was $4.50 million compared to net cash used of $8.33 million for the corresponding six-month period in 1998. The decrease in net cash used in operating activities was primarily attributable to decreasing net losses and lower accounts receivable balances and inventory purchases during the 1999 period partially offset by lower non-cash expense for depreciation and amortization and no customer advance payments in 1999 compared to 1998.

Net cash used in operating activities was approximately $6.94 million, $15.50 million and $14.27 million in 1996, 1997 and 1998. The increase in net cash used in operating activities between 1996 and 1997 was primarily attributable to increasing net losses during the period and investment in inventories associated with expansion of our product line. The decrease in net cash used in operating activities between 1997 and 1998 was primarily attributable to lower inventory purchases and higher non-cash expenses for depreciation and amortization and asset write-downs during 1998 offset by increasing payments on accounts payable and increasing accounts receivable balances.

Net cash provided by investing activities was $587,000 for the six months ended June 30, 1999 compared to $7.74 million of net cash provided in the same period in 1998. The decrease in net cash provided by investing activities in 1999 was primarily attributable to declining balances of short term investments reaching maturity partially offset by decreasing purchases of property and equipment.

Net cash used in investing activities was approximately $1.24 million and $20.03 million in 1996 and 1997 and net cash provided by investing activities was approximately $14.30 million in 1998. The increase in net cash used in investing activities between 1996 and 1997 was primarily attributable to the purchase of short-term investments and the purchase of property and equipment related to increased staffing, expansion of manufacturing capabilities, and marketing demonstrations. The net cash provided by investing activities in 1998 was primarily attributable to the maturities of short term investments offset by purchases of property and equipment.

Net cash provided by financing activities was $64,000 for the six-months ended June 30, 1999 compared to $185,000 for the same period in 1998. The decrease in net cash provided by financing activities during the 1999 period was primarily attributable to a reduction in purchases of stock by employees through our employee stock purchase plan and a lower level of stock option exercises.

Cash flows from financing activities were $15.06 million, $32.73 million and $265,000 in 1996, 1997 and 1998, respectively. The cash flows from financing activities in 1996 were primarily attributable to the private sale of preferred stock, cash flows from financing activities in 1997 were primarily attributable to proceeds from our initial public offering and cash flows from financing activities in 1998 were attributable to proceeds from the purchase of stock by employees through our employee stock purchase plan and the exercise of stock options.

We anticipate that the net proceeds from this offering and the interest income thereon, together with our existing cash, cash equivalents and short-term investments and product revenues will be sufficient to fund our operations through the year 2000. Some circumstances, however, including slow rate of market acceptance of our products or our inability to scale up manufacturing, would accelerate our use of proceeds from this offering and require us to seek additional funds to support our operating requirements. Accordingly, we may, from time to time, seek to raise additional funds through public or private equity financings, debt financings or from other sources. Additional financing may not be available at all or that, if available, that we could obtain financing on terms acceptable to us. Should we be unable to raise sufficient funds, we may be required to curtail our operating plans and possibly relinquish rights to portions of our technology or products.

YEAR 2000

We recognize the need to ensure our operations will not be adversely impacted by the inability of our systems to process data having dates on or after January 1, 2000. Processing errors due to software failure arising from calculations using the year 2000 date are a recognized risk. We are currently addressing the risk, with respect to the availability and integrity of our financial systems and the reliability of our operating systems, and are in the process of communicating with suppliers, customers, financial institutions and others with whom we conduct business transactions to assess whether they are year 2000 compliant.

We established a year 2000 compliance Team in 1998 made up of members of all of our company's functional organizations and our implementation of a full year 2000 Compliance Program is ongoing. Our Chief Financial Officer is the officer responsible for the year 2000 compliance program and the individual who leads the year 2000 Compliance Team reports directly to the Chief Financial Officer.

Central to our year 2000 compliance program is a matrix we have developed of all of our operations and business activities. This matrix, which is constantly updated, provides the status of all of our year 2000 compliance efforts in terms of level of assessment, conversion, testing, and completion and identifies responsibility for each item. In this way, we are able to prioritize our efforts and provide visibility of the Compliance Program to all Compliance Team members and management.

Thus far we have completed the assessment phase of all of our operations and business activities. We have determined that our products are Year 2000 compliant and during the second quarter of 1999 completed conversion, testing and implementation of all remaining non compliant mission critical business systems. During the first quarter of 1999, we installed a year 2000 compliant version of our business enterprise software and completed the majority of the testing required of the system. During the second quarter of 1999, we completed testing of the system and were fully operational on it by the end of the quarter.

Furthermore, as a result of our assessment of other, less critical systems, we believe we have identified adequate remedies for those which have been identified as currently non-year 2000 compliant. Specific examples of non-compliant systems would include desktop personal computers and applications software where compliant versions are readily available from the current suppliers as well as others. We currently have no contingency plans in place. We expect to develop contingency plans during the third quarter of 1999 and have those plans in place during the fourth quarter of 1999.

We currently estimate that the cost of our year 2000 initiatives will not exceed $150,000, a portion of which, such as the business enterprise software, was scheduled for upgrade regardless of the year 2000 issue and approximately $45,000 of which was expended in 1998. Additionally, approximately $25,000 was expended in each of the first two quarters of 1999 for a total of approximately $95,000 expended to-date. We do not, therefore, expect the year 2000 initiatives to be material to our results of operations or financial position.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

At December 31, 1998, our investment portfolio included fixed-income securities of $8.6 million. These securities are subject to interest rate risk and will decline in value if interest rates increase. Due to the short duration of our investment portfolio, an immediate 10 percent increase in interest rates would have no material impact on our financial condition or results of operations.

We generally conduct business, including sales to foreign customers, in U.S. dollars and as a result have limited foreign currency exchange rate risk. The effect of an immediate 10 percent change in foreign exchange rates would not have a material impact on our financial condition or results of operations.

                                    BUSINESS

BACKGROUND

     MINIMALLY INVASIVE SURGERY

The development and subsequent widespread adoption of minimally invasive surgical procedures have revolutionized many surgical fields, including general surgery, orthopedics, gynecology and urology. Minimally invasive surgical procedures are performed through strategically placed ports or mini-incisions as opposed to using large incisions to gain surgical access. These procedures are designed to be as safe and effective as conventional surgery. The goal in using a minimally invasive procedure is to substantially reduce trauma, and pain and suffering, speed recovery, shorten the length of hospital stays and decrease many of the costs associated with patient care.

A minimally invasive procedure is most advantageous in cases in which significant trauma would otherwise result from gaining surgical access to an affected organ or site through the use of a large incision. This movement toward minimally invasive surgery has been driven by advances in both device technology and surgical technique, as well as patient demand.

     MINIMALLY INVASIVE MICROSURGERY

Minimally invasive microsurgery is an extension of minimally invasive surgery, characterized by greater complexity and precision. Minimally invasive microsurgery procedures have been made possible primarily by recent advances in medical technology. These procedures are usually performed in very confined areas of the body, involve critical parts of the body, and often require dissection, reconstruction and removal of body parts. As a result of the inherent complexity involved in these procedures, we believe that for surgeons to adopt the procedures, they must have access to specialized instruments and technology, including that which will provide better visualization of the procedure being performed. Examples of minimally invasive microsurgery are emerging in heart, head, neck and spine and general surgery, as well as in the fields of gynecology and urology.

APPLICATION OF OUR PRODUCTS TO DIFFERENT SURGICAL PROCEDURES

     HEART SURGERY

         CONVENTIONAL TREATMENTS

Heart disease, the leading cause of death in the United States, is typically treated with drugs, surgical procedures or both. Methods of accessing the heart for treatment include surgically opening the chest, threading a balloon-tipped catheter through a major artery, or, most recently, gaining surgical access via a small incision in the chest. Although procedures involving the insertion of a catheter are less invasive than the conventional method of opening the chest, a major drawback is the high rate of renarrowing of the blood vessel at the treatment site. Traditional open-heart surgical procedures, including coronary artery bypass graft and valve replacement or repair procedures typically involve the surgeon making a 12 to 18 inch incision in the patient's chest, cutting the sternum in half with a bone saw, and then spreading the rib cage open with a steel retractor to perform the grafting procedures or to replace or repair the heart valves. Although relatively effective in treating the heart condition, these procedures result in severe trauma to the patient. According to the results of a recent study, approximately one-third of all angioplasties experience restenosis or renarrowing of the blood vessel at the treatment site within seven months while most traditional CABG procedures remain effective for more than a decade.

According to data published by the American Heart Association, there were approximately 759,000 open heart surgical procedures performed in the United States in 1996. Worldwide we believe that there are more than 1.05 million of these procedures performed each year.

         MINIMALLY INVASIVE HEART MICROSURGERY

The application of minimally invasive techniques to heart surgery is regarded as a potentially revolutionary development in modern surgery. Minimally invasive heart bypass and heart valve replacement or repair procedures avoid the trauma caused by cracking the chest open and promise to significantly decrease pain and trauma and shorten recovery times. The minimally invasive approaches may also be performed on either a beating or non-beating heart giving the surgeon more flexibility to treat a patient's condition. While there is still professional debate on the ultimate form or standard of care and techniques and practices are still under development, nearly all of those involved believe that minimally invasive procedures will change the future practice of heart surgery, just as laparoscopy has revolutionized general surgery. However, minimally invasive heart microsurgery requires the surgeon to perform technically challenging procedures, including working on tiny delicate structures, such as a one millimeter heart vessel with highly restricted access through small incisions. We believe that one of the current limitations to widespread adoption of minimally invasive heart microsurgery is the restricted visibility through the small incisions currently used. While new retractor systems are being introduced to open the incision and therefore improve the surgeon's access and ability to visualize the anatomy directly, restricted visibility, particularly for more complex cases, remains an issue. However, the goal of truly minimizing the incision to reduce trauma, can only be achieved effectively with products and technology that enhance visualization of the affected area through the smallest access.

         THE VISTA MEDICAL SOLUTION.

We believe that our visualization technology which provides the heart surgeon with an intuitive and ergonomically designed product to solve the inherent vision restrictions of the minimally invasive heart microsurgical procedure, will enable the use of minimally invasive microsurgery techniques with the required level of safety, efficacy and precision. Our technologies are equally effective whether the surgeon elects to use either a beating or arrested heart approach, giving the surgeon increased flexibility in treatment options. We believe that the enhanced visualization provided by our products will enable a significant number of surgeons, who otherwise might be reluctant to perform minimally invasive heart microsurgery, to adopt the procedures. There is also continuing evidence of patient interest and demand for these procedures.

     GENERAL SURGERY/GYNECOLOGY/UROLOGY

         CONVENTIONAL TREATMENTS.

Minimally invasive procedures are well accepted in general surgery, gynecology and urology. For less complex procedures such as gallbladder removal or tubal ligation, minimally invasive endoscopic techniques have become the standard of care, being used in approximately 90% of cases. For more complex procedures, however, the penetration rate of minimally invasive technique has been considerably lower, principally because the instruments available make performance of the procedure difficult and uncomfortable. We estimate that the total potential market for complex procedures in the United States in 1996 was approximately 7.5 million procedures.

         MINIMALLY INVASIVE MICROSURGERY.

Complex minimally invasive procedures in general surgery, gynecology and urology have evolved relatively slowly over the past few years, slowing considerably by 1995. According to the journal INVIVO, "Though the benefits of MIS (Minimally Invasive Surgery) - shorter recovery times and less pain and trauma for the patient, lower costs and less time lost from work for employers - are widely applicable across a range of procedures, realizing those benefits beyond gallbladder removal proved tricky. Worse, for more complex procedures, MIS actually proved problematic for surgeons, notwithstanding its other benefits - longer procedure times, more difficult manipulation of instruments, more torturous ergonomics."

         THE VISTA MEDICAL SOLUTION.

We believe that the general technology required to drive renewed growth in complex minimally invasive procedures for general surgery are now being undertaken by many companies in fields complementary to ours, for example in surgical robotics, electrosurgery and surgical instrument design. We believe that our advanced visualization and information technology will contribute to this renewed growth by providing the surgeon with enhanced depth perception when performing complicated, physically intricate tasks, and will provide the surgeon with the ability to view additional information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during a procedure. We believe that conventional two dimensional visualization systems compromise the ability of a surgeon to maneuver, especially in complex reconstructive surgery, and that our natural three-dimensional picture will provide the surgeon with an advantage in these cases.

     HEAD, NECK AND SPINE SURGERY

         CONVENTIONAL HEAD, NECK AND SPINE SURGICAL TREATMENTS.

Conventional head, neck and spine procedures are often invasive and involve a lengthy and painful recovery. Procedures involving the brain and spinal cord have traditionally been performed under a microscope in order for the surgeon to ensure extreme precision with the delicate tasks required. More recently, surgeons have used neuroendoscopes, or scopes which are inserted into the body, in combination with microscopes. We estimate that there were approximately 317,000 brain and skull base procedures, 432,000 surgical sinus procedures and 651,000 spinal procedures performed in the United States in 1998.

         HEAD, NECK AND SPINE MINIMALLY INVASIVE MICROSURGERY.

We believe that there are significant opportunities to advance minimally invasive microsurgical techniques in head, neck and spine surgical procedures. The visualization techniques currently available for these procedures are limited. For example some existing techniques using fiberoptic neuroendoscopes have inferior picture resolution, do not provide depth perception and require a surgeon to view the procedure on a video monitor. With this technique, the position required for both the principal and assistant surgeon to use a surgical microscope is both awkward and physically demanding. In addition, the assistant surgeon is not able to see the procedure in 3-D when using the teaching attachment of a microscope. Many of procedures that are currently used also require the simultaneous monitoring of multiple information sources, such as magnetic resonance imaging.

         THE VISTA MEDICAL SOLUTION.

In head, neck and spine minimally invasive microsurgery, our technology will allow the surgeon to view a three-dimensional image from a small diameter endoscope during a procedure. Our technology provides the critical element of depth perception during the procedure which does not exist in the presently available technology. ur head-mounted display enables the image seen by the assistant surgeon who is operating directly across from the principal surgeon to be electronically reversed in order to align the assistant's movements with those of the principal surgeon. Our visualization technology, which is also compatible with the majority of operating room microscopes, also gives the surgeon hands-free, voice activated control of multiple video images to assist in precise and rapid decision-making. With our technology, both the principal surgeon and assistants can view the case simultaneously on their head-mounted displays in 3-D, with superior comfort and ergonomic positioning.

OUR BUSINESS STRATEGY

Our business strategy is to become the leading developer and marketer of advanced visualization and information systems for complex minimally invasive applications in heart, general surgery, head, neck and spine surgical and other selected surgical specialties. Key elements of our strategy include:

     DEVELOP APPLICATIONS FOR OUR TECHNOLOGY WHICH ARE SPECIFIC TO EACH SURGICAL OR MEDICAL SPECIALTY WHICH WE TARGET.

We approach target market segments by configuring our modular visualization system for the specific requirements of the surgical specialty and procedure for which our product will be used. We seek to use dedicated clinical evaluation programs, clinical advisory boards, and appropriate strategic distribution partners for the introduction and support of our products. Our strategy is to optimize our fundamental technology platform for each of our target medical specialties and to develop partnership and distribution systems both in the United States and international markets.

         IDENTIFY SPECIFIC HIGH-VALUE PROCEDURES TO FACILITATE OUR ENTRY INTO THE GENERAL SURGERY MARKET

Our strategy for entering the general surgery market involves identification of high value procedures where our visualization technology uniquely enhances procedure performance. The first of these is laparoscopic gastric bypass, a surgical technique which addresses extreme obesity. We have been working closely with surgeons pioneering the approach and have sponsored the first of a planned series of training courses for surgeons interested in learning the technique. Extreme obesity affects approximately 3% of adults in the United States.

     ESTABLISH ADVANCED VISUALIZATION TECHNOLOGIES AS STANDARD PRACTICE IN MINIMALLY INVASIVE HEART SURGERY.

We believe that we have the only visualization system specifically designed for minimally invasive heart surgery. We are currently working with members of our clinical advisory boards and other leading surgeons to develop operating protocols which incorporate advanced visualization technologies as standard practice. We intend to participate in providing training in these procedures, which include the use of our visualization system, to other heart surgeons to accelerate the general rate of conversion to minimally invasive microsurgery procedures, whether performed on a beating or non-beating heart.

     PROMOTE OUR VISUALIZATION SOLUTION FOR USE IN ALL TYPES OF HEART SURGERY.

We believe that our technology is applicable to all types of heart surgery, whether minimally invasive or conventional open heart, where enhancement of the surgeon's view is particularly critical, such as pediatric heart surgery. We believe that the eventual use of our advanced visualization product in open heart surgeries will enhance visualization, improve the quality of procedures and result in shorter operating times and reduced costs.

     INCREASE THE SURGEON'S REAL-TIME ACCESS TO CRITICAL DATA.

The surgeon's access to operative data, on demand, in real time and integrated with the anatomical image, enhances procedure performance. Our head-mounted display, incorporating picture-in-picture capability and voice control, is designed to give the surgeon this real-time access to critical information integrated with the anatomical images generated by our camera systems.

     DEVELOP ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS WITH VOLUME SALES POTENTIAL FOR ENDOSCOPIC CAMERAS.

We presently have two original equipment manufacturer customers for our design of standard single and three-chip endoscopic cameras. These products have accounted for a substantial amount of our revenues and assist in building relationships with prospective partners for our core technology.

     ENTER INTO STRATEGIC RELATIONSHIPS WHICH ENSURE DISTRIBUTION OR COMPLEMENT TECHNOLOGY RESOURCES.

We intend to leverage our position in both technology and distribution by forming strategic alliances with partners. For a description of our current partners and our strategic alliances, see "--Strategic Alliances

ADVANCED VISUALIZATION PRINCIPLES AND OUR PRODUCT PLATFORM

Our technology provides a 3-D visualization solution to the inherent vision restrictions and demands of minimally invasive microsurgery. With our technology, information is brought together from a variety of sources into a format that provides the surgeon with a clear view of the anatomy and the data necessary to make better decisions during the procedure.

Our technology is based on the following principles which we believe are essential in advancing the techniques of minimally invasive microsurgery. We believe these principles offer several key advantages over other visualization approaches:

            - 3-D VIEW. The surgeon's ability to view the principal image of the anatomy in 3-D provides the accurate depth perception necessary so that vital anatomical structures are accurately identified and located. This improves safety, precision and speed of the procedure. Also, a secondary video image is available in picture-in-picture format, when the procedure will benefit from two different views of the anatomy.

            - HIGH RESOLUTION IMAGES. The availability of a high resolution image which can be electronically managed by the surgeon significantly enhances the surgeon's ability to differentiate critical tissues in a confined setting and perform intricate dissection, reconstruction and removal.

            - ACCESS. The surgeon benefits from technology which allows for the direct insertion of a camera into the body cavities or organs and provides high quality images that are easy to see and understand.

            - ERGONOMICS. Due to the complex and time consuming nature of minimally invasive microsurgery procedures, the surgeon requires an ergonomic display system which allows comfortable operating posture and maximizes hand-eye coordination without strain.

            - INFORMATION INTEGRATION. The surgeon's access to critical monitoring and diagnostic data, on demand, in real time and integrated with the anatomical image within the surgeon's visual field, enhances procedure performance.

We have incorporated these principles into our visualization products.

     HEAD-MOUNTED DISPLAY

The head-mounted display device was originally developed for critical applications in military aerospace by Kaiser Aerospace. We determined that the head-mounted display was the optimal solution to the challenge of displaying information during minimally invasive microsurgery. The fundamental technology and human factors experience incorporated in our head-mounted display is the result of substantial investment by Kaiser Aerospace and incorporates extensive human factors experience. This human factors knowledge, derived from many years of analysis of the display characteristics which enable pilots performing critical physical tasks to simultaneously absorb and react to crucial information, is a key element in our head mounted display design. Kaiser's original know-how and technical knowledge have been transferred to us under our development agreement with Kaiser Electro-Optics, Inc., a subsidiary of Kaiser Aerospace. We have done significant additional development work, and have proprietary rights, in the surgical head mounted display design. Our head mounted display, which we believe is the first specifically designed for surgical use, provides 3-D visualization of small delicate body structures, has the capability of integrating relevant data and presents the image seen by the surgeon in the most correct, intuitive and ergonomic way. Wearing the head mounted display, the surgeon can also perform surgery "in-line"--meaning with the eyes, hands, instruments and subject in line. In-line surgery cannot be performed when the surgeon is observing the anatomy on a remotely-positioned video monitor.

Our head mounted display is a proprietary, lightweight, high resolution display designed to allow the surgeon to view information on demand, whether such information is generated from attached endoscopes, microscopes or monitoring equipment in the operating room. Further enhancements to the head mounted display allow for voice-activated control and information display from other diagnostic equipment in the hospital or from remote locations via information networks. The video display in our head mounted display is fixed in relation to the surgeon's eyes, but his or her head may move into any position necessary for comfort. Our head mounted display design allows the surgeon to have a constant view of the surgical anatomy required for the procedure as well as full awareness of the surroundings in the operating room. Our head mounted display is designed to provide a true 3-D image by replicating the way the human visual system works--left and right acquired images are delivered directly to left and right liquid crystal displays. Our head mounted display is also designed so that it can be worn with conventional surgical loupes.

     THREE-DIMENSIONAL IMAGE ACQUISITION

We believe that three-dimension visualization capability is critical in minimally invasive microsurgery procedures such as heart and brain surgery and complex procedures in general surgery, gynecology and urology. Our technology for stereo visualization consists of the following proprietary elements: the optical system, the stereo camera and the stereo processor. The first 3-D endoscopic optical system we employed was originally developed and patented by a noted optical designer, Mr. H. McKinley, and is licensed exclusively to us for medical applications. We have also acquired rights to the stereo endoscope technology of Carl Zeiss. Both McKinley and Zeiss systems are designed to replicate the view that the surgeon would have if the procedures were being performed open and he or she had direct sight of the anatomy. We believe that the McKinley and Zeiss optical systems will provide us with a significant and enduring competitive advantage because they provide natural depth perception, and can be packaged with twin cameras in a very compact design. The twin cameras acquire the image in a manner analogous to a human's two eyes.

Our technology packages the twin cameras in two ways. In the first method, a micro-camera is attached to the end of a flexible or rigid guide which can then be inserted directly into the body cavity and organs. The image is directly captured by the camera chips without being transmitted through multiple rod lenses as in a conventional design. The elimination of optical surfaces produces several important advantages, including increased image quality, improved contrast, better reliability and improved ability to sterilize the instrument. Alternatively, for applications where a standard optical endoscope remains preferable, a stereo micro-camera can be mounted externally on a stereo endoscope. The image acquired by either approach is then processed for display by control electronics which we have developed. The controller also includes image management features which contribute significantly to procedure performance, such as dual image presentation and picture-in-picture.

     INFORMATION MANAGEMENT

Medicine is an information rich discipline, but the ability of a surgeon to obtain relevant information in real-time during a procedure has not been developed to the levels attained, for example, in military aviation. The head mounted display is designed to give the surgeon real-time access on demand to critical information integrated with the anatomical images generated by our camera systems. In addition to real-time display, the information can be stored or transmitted within the hospital or transmitted to remote locations for training, advisory or administrative purposes. The applications software to control this flow of information is a key element in our long-term product strategy which positions visualization within the context of a total information management system for the surgeon.

The data integration capability of our products has been enhanced through a perpetual, exclusive license from GDE which has added high speed image-based information processing and networking software to the our technology platform. We believe that our technology will demonstrate that real-time access to relevant information, along with enhanced visualization, is a critical requirement of performing minimally invasive microsurgery and other surgical procedures. We anticipate incorporating appropriate elements of this software package into future products.

PRODUCT LINES

We develop products based on our core technology and product platform described above, that are customized for the specific heart, general surgical, head, neck and spine surgical and other procedures to which they are directed. Our product lines are as follows:

     SERIES 8000 ADVANCED VISUALIZATION AND INFORMATION SYSTEM FOR HEART SURGERY

We have developed the Series 8000 for minimally invasive and other procedures in heart surgery. The components of the Series 8000 are individual modules, rack mounted in a custom console, and supplied as an integrated, upgradeable system.

         COMPONENT                                           DESCRIPTION
------------------------   -----------------------------------------------------------------
CardioView                 Head-mounted display and information processing
                           computer which integrates three-dimensional
                           visualization of surgical anatomy and related
                           diagnostic and monitoring data. Up to four head
                           mounted displays may be used simultaneously with each
                           Series 8000. We expect to introduce a voice-activated
                           control feature for CardioView in future versions of
                           the Series 8000.


CardioCamera               Three-dimensional miniature high resolution digital
                           cameras. Cameras can be delivered directly into the
                           surgical field by CardioGuide or externally by
                           attachment to retractor systems.


StereoScope                Three-dimensional camera head for attachment to our stereo endoscopes.

2D Endoscope Camera        Camera for attachment to conventional two-dimensional
                           endoscopes.


CardioController           High resolution stereo image processor which
                           drives all the CardioCameras in the heart
                           operating room.

CardioLight                High power xenon light source incorporating
                           micro-illuminated light delivery technology
                           developed by Cogent Light.

CardioConsole              Console for rack mounting of all Series 8000 modules.

All necessary 510(k) clearances to market the components of the Series 8000 have been received.

         ORPC: 3-D VISUALIZATION AND INFORMATION SYSTEM FOR GENERAL SURGERY AND OTHER COMPLEX ENDOSCOPIC PROCEDURES

The most recent application of our platform technology is complex procedures in general surgery. Our first public demonstration of this platform was in October 1998, principally targeted at two emerging procedures - minimally invasive gastric bypass to control obesity and the abdominal approach to facilitate minimally invasive spinal surgery. Our general surgical system is designed on modular principles and consists of the following major components:

COMPONENT                  DESCRIPTION
-------------------------  ----------------------------------------------------------------------------
Head mounted               Head-mounted display and operating room personal computer which integrates
display/ORPC               multiple video images in a picture-in-picture format using voice commands from the head mounted display. Up to three head mounted displays can be used per system.

Stereo laparoscopes        Ten millimeter diameter stereo laparoscopes in both 0 DEG. and 30 DEG. angles of view.

StereoScope                Three-dimensional camera head for attachment to our stereo laparoscopes.

Stereo Camera              High resolution stereo image processor.
Controller

Xenon Lightsource          High intensity 300 watt xenon light to illuminate the Stereo Laparoscopes.

Endoscopy Cart             Cart which holds the Advanced System for Laparoscopy.

All necessary 510(k) clearances to market the components of the ORPC have been received.

     STEREOSITE SYSTEMS FOR MICROSCOPY AND ENDOSCOPY

We have developed a system designed specifically for microscopic procedures in head, neck and spine microsurgery, and are developing a similar system for endoscopic procedures. These systems will be marketed under the brand name of StereoSite.

COMPONENT                  DESCRIPTION
-------------------------  ----------------------------------------------------------------------------
Head mounted               Head-mounted display and information processing computer which provides
display/Processor          three-dimensional visualization of surgical anatomy and related diagnostic and monitoring data.  Up to four head mounted displays may be used simultaneously with each StereoSite system.

3-D Scope                  Small diameter, angled, rotatable 3-D endoscope.

MSVA                       Micro-stereo video adapter which retrofits to the surgical microscope to produce a 3-D video image to be displayed on the head mounted display. The micro-stereo video adapter incorporates twin endoscopic cameras.

Light Source               High power xenon light source incorporating micro-illuminated light delivery technology developed by Cogent Light.

In the same manner as the Series 8000 and ORPC, the StereoSite systems incorporate advanced visualization principles and our platform technology in application specific packages. The StereoSite system targeted at microscopy incorporates the head mounted display and MSVA and the StereoSite system targeted at microendoscopy, when launched will incorporate the head mounted display, the 3-D Scope and the light source.

All of the 510(k) clearances we require to market our StereoSite systems have been received. The StereoSite system for microscopy was first shipped to Sofamor Danek in the first quarter of 1998. We expect to introduce the StereoSite system for endoscopy in 2000.

     OEM ENDOSCOPIC CAMERAS

Our endoscopic cameras are the state-of-the-art in two-dimensional endoscopic imaging. We currently manufacture compact, high resolution endoscopic cameras for original equipment manufacturer customers and strategic partners.

     STRATEGIC ALLIANCES

Our strategy is to leverage our position in both technology and distribution by forming strategic alliances with corporations and research institutions with respect to the development, regulatory approval and marketing of some of our products. We have entered into strategic partnering arrangements as follows:

     MEDTRONIC

In November 1996, we entered into a strategic alliance with Medtronic, a leading heart company, providing for the distribution and co-promotion of our current and future visualization and information systems for heart surgery, including our Series 8000. At that time we also entered into a co-promotion agreement with Medtronic for the United States and Canada under which Medtronic was to promote these systems in conjunction with Medtronic's own proprietary products for minimally invasive heart surgery. We were to be directly responsible for the sale and distribution of our products to customers in the United States and Canada. During the term of the co-promotion agreement, Medtronic agreed not to market or sell in the United States and Canada visualization products which were competitive with us in heart surgical procedures. This co-promotion agreement was replaced in June 1998 by an exclusive distribution agreement by the terms of which Medtronic directly distributes our visualization and information systems for heart surgery in the United States and Canada. The new distribution agreement will terminate on April 30, 2003 unless Medtronic fails to meet some of the objectives described in the agreement or we or Medtronic breach material obligations. The agreement may be automatically renewed if various performance criteria are met.

By the terms of the November 1996 agreement, Medtronic also acts as our exclusive distributor for our visualization and information systems for use in heart surgical procedures in Europe, the Middle East and Africa. Medtronic will be responsible for obtaining all regulatory clearances other than the CE mark required in Europe and will provide training and installation at its expense. Medtronic will purchase the visualization and information systems for heart surgery for a transfer price to be adjusted each year. In June 1998, we extended this agreement on similar terms to cover direct distribution of the products by Medtronic in Japan, India and Australia. Medtronic's exclusive distributorship originally terminated on the third anniversary of the initial commercial release of the products in Europe, subject to earlier termination for Medtronic's failure to meet objectives outlined in the agreement or breach of material obligations by either party. In June 1998 the termination date was extended to April 30, 2003.

In recent weeks, Metronic has expressed concern about our ability to function as a going concern. For a description of these concerns, please see "Risk Factors--We are dependent on Medtronic, Sofamor Danek and other distribution partners to sell our products."

Medtronic does not have the right to distribute products based upon the technology incorporated in the visualization and information systems for use in specialties other than heart surgery. Medtronic has the right of first refusal to obtain distribution rights for these products in other areas of the world.

In connection with entering into the original agreement, Medtronic made a $10.0 million equity investment in us and received 2,000,000 shares of our Series C preferred stock, which were automatically converted into 1,500,000 shares of our common stock at our initial public offering of our common stock in July 1997.

     HEARTPORT

In February 1997, we entered into a Supply and Services Agreement with Heartport, a company developing minimally invasive technology for heart surgery. We sold four Series 8000 systems to Heartport in September 1997, for use in the Heartport Research and Training Center in Salt Lake City, Utah. Heartport agreed to use the Series 8000 in its training centers, to promote in its training courses the utilization of the Series 8000 and to endorse the Series 8000 as the preferred three-dimensional video visualization and information solution for minimally invasive heart surgery. Heartport has now closed its research and training center and the supply and service agreement between us and Heartport was cancelled on October 19, 1998 by mutual agreement. We forgave the last scheduled payment of $100,000. Heartport returned the four systems to us and the warrant to purchase up to 100,000 shares of our common stock originally granted to Heartport has been canceled.

     SOFAMOR DANEK

In January 1998, we entered into an exclusive distribution agreement appointing Sofamor Danek, a leading provider of systems for spinal surgery, as our exclusive worldwide distributor for our current and future SteroSite systems, the visualization and information systems for neurosurgery, spinal surgery, radiation delivery, otolaryngology and maxillofacial surgery. Under our agreement, we are responsible for obtaining all regulatory clearances in the United States and all necessary CE mark clearances in Europe for the StereoSite systems. Sofamor Danek is responsible for obtaining all other regulatory clearances. Sofamor Danek acquires our StereoSite systems for a transfer price that is adjusted each year, and in 1998 and 1999 Sofamor Danek is required to make guaranteed minimum purchases of StereoSite systems as long as conditions outlined in the agreement are fulfilled. Sofamor Danek's distributorship may terminate if Sofamor Danek fails to meet various performance objectives. The term of the distributorship expires on December 31, 2002, but will be automatically extended for successive two-year periods if certain performance criteria are met. Sofamor Danek has a right of first refusal to obtain distribution rights for our StereoSite systems for orthopedic surgery, other than arthroscopy.

In January 1999, Sofamor Danek was acquired by Medtronic. In April 1999 our distribution agreement with Sofamor Danek was amended to become non-exclusive to allow us to appoint additional distributors, in a partial mitigation of a sales shortfall created when Sofamor Danek declined to purchase $1.6 million of StereoSite systems within the contractual time period. For an in-depth discussion of the implications of any of our strategy with respect to this modification, please see "Risk Factors--We are dependent on Medtronic, Sofamor Danek and other distribution partners to sell our products."

We have also entered into a cooperative technology agreement with Sofamor Danek, under which the parties have agreed to work exclusively together in performing research and development specifically designed to enhance our StereoSite systems or integrate StereoSite systems with Sofamor Danek's image guidance systems and various other products, including systems and instruments for spinal surgery. We have agreed to spend minimum amounts each year during the term of the cooperative technology agreement on research and development specifically focused on our StereoSite systems. The term of the cooperative technology agreement will expire upon the termination of Sofamor Danek's rights under the distribution agreement as described in the last paragraph.

     OEC MEDICAL SYSTEMS

In January 1999, we entered into a purchasing agreement with OEC Medical Systems, Inc., under which our head mounted display systems will be purchased by OEC and sold to their customers in conjunction with their fluoroscopy equipment in the medical imaging market. The agreement, which ran through August 1999, but has provisions for renewal, calls for OEC to place purchase orders for head mounted display systems with us which are to be governed by the terms of the agreement. In conjunction with the signing of this agreement, OEC placed an initial purchase order with us for a quantity of basic and advanced head mounted display systems with deliveries extending through September 1999. We do not anticipate that discussion regarding renewal, if any do occur, will occur until at least after final deliveries are made on the initial order.

     GDE SYSTEMS

In February 1997, GDE Systems, a leading military electronics and information management company, granted us an exclusive worldwide license to software, documentation and trademarks of GDE for use in the medical field. Since 1993, GDE's subsidiary, Healthcom, had been adapting the software licensed to us to provide high-speed, image-based information processing and networking capabilities specifically for medical applications. In connection with the license, we issued to GDE shares of our common stock with a value based on the initial public offering price, of $250,000 and will pay GDE a royalty on revenues derived from any products based upon or derived from the GDE software. We also made a non-refundable payment of $250,000 in December 1998 as a combination of royalty payments earned through such date and a royalty advance creditable against future royalties. Under this license agreement, we hired three of GDE's software development engineers. GDE has a right of first refusal to license our improvements to the software for use in non-medical markets, subject to the payment of a royalty to us.

     COGENT LIGHT

We formed a strategic alliance with Cogent Light in March 1996, under a memorandum of understanding, to cooperate in the development of products for minimally invasive heart surgery which incorporate Cogent Light's proprietary light fiber delivery technology. Under the memorandum of understanding, Cogent Light is currently providing its single fiber and MicroBundle technologies exclusively for incorporation into our Series 8000 product, including our products, CardioCamera and CardioLight. The memorandum of understanding stipulates that we will incorporate only a Cogent Light source in our heart surgical instrumentation provided such light source meets all of our performance requirements. The parties retain rights to their respective intellectual property, with new developments under the alliance being jointly owned and cross-licensed to each party.

     KAISER AEROSPACE

In July 1995, we entered into a Manufacturing Supply Agreement with Kaiser Electro-Optics, a subsidiary of Kaiser Aerospace. This agreement was then amended in December 1997. In December 1997, we entered into a Technology Strategic Alliance: Memorandum of Understanding with Kaiser Aerospace, which superseded a similar agreement entered into with Kaiser Electro-Optics in July 1995. The technology strategic alliance provides that Kaiser Aerospace will cooperate with us in joint development programs related to the head mounted display to be negotiated on an arms-length and project-by-project basis for a five-year term. We will also contract with Kaiser Electro-Optics for development and manufacturing services related to the head mounted display, including initial production quantities. The manufacturing supply agreement with Kaiser Electro-Optics provides that they will be our preferred supplier for a five-year period for not less than 75% of our requirements for the optical subassembly of the head mounted display, provided that pricing and other terms are competitive and mutually agreed upon. Under the technology strategic alliance with Kaiser Aerospace, they granted a right of first refusal to exclusively license independently developed new technology or devices for medical applications. Reciprocally, in December 1997, we entered into a License Agreement with Kaiser Aerospace under which we exclusively licensed to Kaiser Aerospace the right to manufacture and distribute industrial and professional versions of our head mounted display in market segments other than medicine in return for an upfront payment and royalties based on sales.

     IMAGYN MEDICAL TECHNOLOGIES

In December 1996, Urohealth Systems, Inc., which subsequently changed its name to Imagyn Medical Technologies in 1997, entered into a license agreement with us under which we exclusively licensed visual instrument technology developed principally for the field of gynecology, which we call the Newman technology, to Imagyn for use in gynecology, urology and general surgery on a worldwide basis. Imagyn will pay us a sliding royalty based on sales of products incorporating the Newman technology, subject to defined maximums and minimums. The agreement may be terminated if there is an uncured material breach or insolvency by either party. In connection with the license agreement, the parties entered into a consulting agreement whereby we agreed to use our reasonable efforts to provide the services of Allen Newman, one of our officers, as a consultant to Imagyn on a limited basis. We previously licensed the exclusive rights to the Newman technology from Mr. Newman in September 1994. Our license agreement with Mr. Newman was amended in December 1996 to permit the sublicense of the Newman technology to Imagyn. In connection with the amendment of our license agreement with Mr. Newman, we paid Mr. Newman an additional sum of money and agreed to pay him a percentage of the royalties received from Imagyn for sales of disposable products manufactured under the sublicense. In May 1999, Imagyn filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and in June 1999 filed a plan of reorganization in connection with the petition. Imagyn has not yet commercialized products based on the Newman technology, which we believe to be related to their financial condition. We are communicating with Imagyn concerning their performance under the license agreement and the prospects for commercialization of the products.

LICENSE AGREEMENTS

We have licensed certain aspects of our technology from third parties.

     MCKINLEY OPTICS, INC.

In September 1995, Mr. H. McKinley and McKinley Optics, Inc. granted to us a perpetual, exclusive, worldwide license in the medical field to make, have made, modify, use, lease, market, sell and otherwise distribute certain endoscopes and other medical products incorporating a stereo objective lens and/or a relay lens configuration. Under the terms of this license agreement, we are obligated to pay McKinley an annual maintenance royalty, additional royalties upon the sale of certain numbers of systems incorporating the McKinley technology and royalties on net sales of products incorporating the McKinley technology. The exclusive license granted under this agreement becomes a non-exclusive license, or, under certain circumstances, the license terminates, in the event we fail to pay any royalties. In addition, we have the right to terminate the agreement with limited notice.

     FUJI

In June 1996, Fuji Film Co. and Fuji Photo Optical Co., Ltd. granted to us a non-exclusive license to certain optical zoom technology for use in endoscopes. We are obligated to pay royalties on net sales of products in the United States which incorporate Fuji's technology. Fuji may terminate the agreement if we do not cure any violation of the agreement within a limited period of time. Our failure to retain rights to these technologies could negatively impact our business.

     CARL ZEISS

In August 1998, Carl Zeiss granted us non-exclusive rights in the medical field to three issued United States patents and four pending foreign applications. We are obligated to pay Zeiss royalties on sales of products incorporating the licensed technology and to provide technical and applications support, at our current rates for such services, to parties that previously acquired Zeiss' Endo-Live Stereo Endoscope, now discontinued. Zeiss may terminate the agreement in the event of a material breach by us which is not cured within a limited period of time. Our failure to retain rights to the Zeiss patents could negatively impact our business.

INTELLECTUAL PROPERTY PROTECTION

We rely on a combination of technical leadership, patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect our proprietary rights. As of June 30, 1999, we had exclusive ownership rights to 15 issued United States patents, 12 pending United States patent applications and 28 pending foreign applications covering various aspects of our devices and systems. Furthermore, as of the same date, we had exclusive rights in the medical field to five issued United States patents, one pending United States patent application, 11 issued foreign patents and 10 pending foreign applications covering various aspects of our devices and systems. In 1998 we additionally obtained from Carl Zeiss non-exclusive rights to three issued United States patents and four pending foreign applications. We intend to file additional patent applications in the future. The failure of such patents to issue could damage our ability to protect our proprietary information.

Our future success will depend, in part, on our ability to continue to develop patentable products, enforce our patents and obtain patent protection for our products both in the United States and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions.

We are not certain that patents will issue from any patent applications owned by or licensed to us or that, if patents do issue, the claims allowed will be sufficiently broad to protect our technology. In addition, there can be no assurance that any issued patents owned by or licensed to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide us with competitive advantages.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes or procedures infringe any such third-party proprietary rights. We may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial expense, to determine the priority of inventions covered by our issued United States patents or pending patent applications. Furthermore, we may have to participate at substantial cost in International Trade Commission proceedings to enjoin importation of products which would compete unfairly with our products. Any adverse outcome of any patent litigation, including interference proceedings, could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

Patent applications in the United States are maintained in secrecy until a patent issues, and patent applications in foreign countries are maintained in secrecy for a period of time after filing. After such period of time, and usually before the grant of the patent, patent applications in foreign countries are published. While publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications, such publication may enable our competitors to ascertain the areas of research or development in which we are engaged prior to our receipt of patent protection in the United States or foreign countries relating to such research or development.

In general, the development of visualization and information systems is intensely competitive. Patents issued and patent applications filed relating to medical devices are numerous and current and potential competitors and other third parties may have filed or in the future may file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us. There can also be no assurance that third parties will not assert infringement claims against us in the future or that any such assertions will not result in costly litigation or require us to obtain a license to intellectual property rights of such parties. Any such licenses may not be available on acceptable terms, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to make, use, sell or otherwise practice our intellectual property (whether or not patented or described in pending patent applications), or to further develop or commercialize our products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could damage our business.

We rely on unpatented trade secrets to protect our proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose such technology or that we can ultimately protect our rights to such unpatented proprietary technology. Third parties may obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents and the effect on us of the issuance of such patents is unknown. Failure to obtain or maintain patent and trade secret protection, for any reason, could negatively impact our business.

REGULATION

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation in the United States. Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by certain state agencies. Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution. In addition, certain material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution.

     DEVICE CLASSES

In the United States, medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Our products to date have either been classified as Class I or Class II devices.

Class I devices are subject to general controls, such as establishment registration and product listing, labeling, adulteration and misbranding provisions and medical device reporting requirements and, unless exempt, to pre-market notification and adherence to "good manufacturing practice" standards. Class II devices are subject to general controls and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness. Examples of Class III products include, life-sustaining, life-supporting and implantable or new devices which have not been found to be substantially equivalent to legally marketed devices. Class III devices ordinarily require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices. A pre-market approval application must be filed if a proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III device for which the FDA has called for such application. A pre-market approval application typically takes several years to be approved by the FDA.

     DEVICE  APPROVAL

Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) notification or submission and approval of a pre-market approval application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device for which the FDA has not called for a pre-market approval, the manufacturer or distributor may market the device upon receipt of an FDA order determining such a device substantially equivalent to a predicate device. The 510(k) notification may need to be supported by appropriate performance, clinical or testing data establishing the claim of substantial equivalence. The FDA requires a rigorous demonstration of substantial equivalence.

Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an FDA substantial equivalence order permitting the marketing of a device is received by the person who submitted the 510(k) notification. At this time, the FDA typically responds to the submission of a 510(k) notification within 90 to 200 days. An FDA letter may declare that the device is substantially equivalent to a legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination regarding substantial equivalence. Such determination or request for additional information will delay market introduction of the product that is the subject of the 510(k) notification.

     INVESTIGATIONAL DEVICE EXEMPTION APPLICATION

All clinical investigations involving the use of an unapproved or uncleared device on humans to determine the safety or effectiveness of the device must be conducted in accordance with the FDA's investigational device exemption regulations. If the device presents a "significant risk," the manufacturer or distributor of the device is required to file an investigational device exemption application with the FDA prior to commencing human clinical trials. This application must be supported by data, typically the result of animal and bench testing. If the application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. If the device presents a "non-significant risk," approval by an institutional review board prior to commencing human clinical trials is required, as well as compliance with labeling, record keeping, monitoring and other requirements. However, the FDA can disagree with a non-significant risk device finding.

Any products which we manufacture or distribute are subject to continuing regulation by the FDA, which includes record keeping requirements, reporting of adverse experience with the use of the device, "good manufacturing" requirements and post-market surveillance, and may include post-market registry and other actions deemed necessary by the FDA. A new 510(k), pre-market approval or pre-market approval supplement is also required when a medical device manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device or a new indication for use of the device. When any change or modification is made to a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would necessitate the filing of a new 510(k), pre-market approval or pre-market approval supplement.

     FOREIGN REQUIREMENTS

Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements. Our failure to comply with regulatory requirements would jeopardize our ability to market our products. The current regulatory environment in Europe for medical devices differs significantly from that in the United States. Since June 1998, all medical devices sold in the European Union must bear the CE mark. Devices are now classified by manufacturers according to the risks they represent with a classification system giving Class III as the highest risk devices and Class I as the lowest. Once the device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a "European Notified Body." After that, the CE mark may be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority.

MARKETING AND SALES

We organize our sales and marketing efforts by optimizing the configuration of our systems for specific applications and disciplines and distributing them via partners with appropriate sales forces. We believe that this type of structure provides the commitment and focus necessary to introduce and support new advanced technology to distinct market segments. As we enter additional market segments we will seek to preserve the distinct focus, although there is a limit to the extent of segmentation possible. In all cases we follow specific principles in developing our business:

     TRAINING

The introduction of new technology requires training for both surgeons and operating room personnel. We began company sponsored heart training programs in the third quarter of 1997. In June 1998 responsibility for training was transferred to Medtronic, to be carried out in conjunction with their extensive training programs for heart surgery. Training programs for surgeons in other disciplines such as the minimally invasive gastric bypass procedure, are being developed in conjunction with the planning for product launch.

     CLINICAL EVALUATION

All of our product lines have been developed with frequent input from our three clinical advisory boards which are discussed under "--Clinical Advisory Boards." This evaluation phase is expected to progress into a publication phase with advisors publishing results of their experience in leading publications or speaking at major clinical conferences. We support such research, although we have no control over the content or timing of any publication or presentation, because impartial education of the general clinical audience is a key component in establishing procedure and equipment acceptance. As part of our strategy, we also intend to continue to support seminars and symposiums and participate in industry trade shows either independently or in conjunction with our strategic partners.

     INTERNATIONAL SALES

We have entered into a strategic relationship with Medtronic for the distribution of our Series 8000 product in Europe, the Middle East and Africa, Japan, India and Australia. For a description of that relationship, please see "--Strategic Alliances--Medtronic." The StereoSite systems will be distributed internationally by Sofamor Danek and other distributors. We intend to follow the same formula with our general surgery product line.

COMPETITION

The medical device market in which we compete is characterized by intensive development efforts and rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations. There can be no assurance, however, that we will be successful in identifying, developing and marketing new products or enhancing our existing products.

Although several companies compete with aspects of our visualization product line, we believe there is no single company which offers a complete and integrated advanced visualization and information system specifically directed at minimally invasive microsurgical applications. In addition, we are not aware of any other head-mounted display which has been cleared for marketing in surgical applications by the FDA. We do believe that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than ours, are focusing on the development of visualization products for minimally invasive microsurgery. Also, several companies are currently developing and marketing visualization products for minimally invasive microsurgery which could be applied to heart surgery. There can be no assurance that we will be successful in competing with any such companies.

Technological advances in other therapies for heart disease such as drugs, interventional cardiology procedures or future innovations in heart surgery techniques could make such other therapies more effective or lower in cost than minimally invasive microsurgery and could render heart minimally invasive microsurgery obsolete.

CLINICAL ADVISORY BOARDS

We have established three clinical advisory boards made up of leading surgeons, one focused on minimally invasive heart surgery, another focused on head, neck and spine microsurgery and a third general advisory board focused on several other specialties. We have also formed a research advisory board to conduct specific research in the development of techniques applicable to the use of video assistance in minimally invasive heart surgery. Members of the clinical advisory boards consult with us exclusively in the field of visualization, but are free to consult with other non-competing instrumentation companies and are employed elsewhere on a full-time basis. Our clinical advisory boards are intended to act as a clinical reference for us and to provide access to potential training sites for our visualization products.

EMPLOYEES

As of August 15, 1999, we had 55 full-time employees, of whom four hold advanced degrees. None of our employees is represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe our relations with our employees are good.

FACILITIES

Our facilities consist of approximately 6,500 square feet of office space located in Carlsbad, California, in which our executive offices, some marketing staff and software engineers are located. The lease for our Carlsbad facility expires in December 2000. In addition, we maintain a facility of approximately 37,100 square feet in Westborough, Massachusetts in which our development, engineering, manufacturing operations and customer service personnel are located. The leases under which we have acquired the right to occupy the Westborough facilities expire at various points in time beginning in October 2001 and ending in October 2002. We believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers and their ages as of August 15, 1999 are set forth in the table below. Our board of directors is divided into three classes serving staggered three-year terms.

                                                                                     YEAR OF ANNUAL MEETING THAT
            NAME                    AGE                POSITION(S)                     TERM AS DIRECTOR EXPIRES
-----------------------------      -----  --------------------------------------     ---------------------------
James C. Blair (1)...........       60    Chairman of the Board and Director                    2001

John R. Lyon.................       53    President, Chief Executive Officer and                2001
                                          Director

Koichiro (Ken) Hori..........       63    Senior Vice President, Advanced                        --
                                          Technology

Allen Newman.................       48    Vice President and General Manager,                    --
                                          Head, Neck & Spine Microsurgery

Robert J. De Vaere...........       41    Chief Financial Officer and Director of                --
                                          Finance and Administration

Olav B. Bergheim.............       49    Director                                              2000

Nicholas B. Binkley (1)......       53    Director                                              2002

Daniel J. Holland (2)........       63    Director                                              2000

Larry M. Osterink (2)........       59    Director                                              2002

___________________

(1)      Member of Compensation Committee.
(2)      Member of Audit Committee.

JAMES C. BLAIR. Dr. Blair has served as Chairman of the Board and a Director of the Company since July 1995. Dr. Blair has been a Managing Member of Domain Associates, L.L.C., a venture capital management company, since 1985. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Amylin Pharmaceuticals, Inc., Aurora Biosciences Corp., CoCensys, Inc., Dura Pharmaceuticals, Inc. and Trega Biosciences Inc., all biopharmaceutical companies. Dr. Blair is a graduate of Princeton University and holds a Ph.D. from the University of Pennsylvania.

JOHN R. LYON. Mr. Lyon co-founded the Company in July 1993 and has served as President since July 1993, as Chief Executive Officer since December 1996 and as a director of the Company since July 1995. Prior to co-founding Vista Medical, Mr. Lyon served for three years with Cooper Companies, as President of the International Division within Cooper's Health Care Group from January 1991 through December 1992, and as President of CooperSurgical, a manufacturer and distributor of minimally invasive surgical products, from January 1992 through January 1993. Mr. Lyon also was employed by Kaiser Aerospace in a business development role from February 1993 until Vista Medical was founded in July 1993. Mr. Lyon holds a B.A. from the University of Durham, United Kingdom.

KOICHIRO (KEN) HORI. Mr. Hori co-founded Vista Medical and served as Executive Vice President and Chief Technical Officer prior to being appointed Senior Vice President, Advanced Technology in December 1996. Mr. Hori also served as a director of the Company from July 1995 to December 1996. Prior to co- founding the Company, Mr. Hori served as President of Technology for Imaging, which was subsequently acquired by Bristol-Myers Squibb, from December 1985 to May 1992 and then founded Oktas, Inc. in November 1992 and served as its President until December 1996. Oktas, Inc. was a wholly-owned subsidiary of the Company from July 1995 through December 1996, when it was legally dissolved as a separate entity and its assets were transferred to the Company. Mr. Hori earned his B.S.E.E. from Tokyo's Nihon University College of Science and Engineering.

ALLEN NEWMAN. Mr. Newman joined Vista Medical in June 1994 and served as the Company's Vice President, Business Development until being appointed Vice President and General Manager of Head, Neck & Spine Microsurgery in December 1996. Prior to joining the Company, Mr. Newman served as president of Newman Medical, a medical consultancy, from October 1992 through June 1994. Previously, he served as Vice President of Business Development at Birtcher Medical Systems from March through October 1992 and in various sales and management positions at Karl Storz Endoscopy America from 1982 through February 1992, serving as Vice President, Sales and Marketing from 1989. Mr. Newman holds a B.A. from California State University (Sonoma) and graduated from the Medical Marketing Program of the John E. Anderson Graduate School of Business at the University of California, Los Angeles.

ROBERT J. DE VAERE. Mr. De Vaere has served as Chief Financial Officer since December 1996 and as Vice President of Finance and Administration for the Company since January 1996. From January 1991 until joining Vista Medical, Mr. De Vaere served in various financial roles at several of Kaiser Aerospace's business units, most recently as Director of Finance and Business Management at Kaiser Electro-Optics. Mr. De Vaere holds a B.S. from the University of California, Los Angeles.

OLAV B. BERGHEIM. Mr. Bergheim has served as a Director of the Company since August 1996. Mr. Bergheim has been a Venture Partner of Domain Associates, L.L.C. since October 1995. From April to July 1995, Mr. Bergheim was Executive Vice-President of Coram Healthcare and from 1977 to 1995 served in various management capacities with Baxter Healthcare Corporation in Europe and the United States. From 1992 to 1995, Mr. Bergheim was President of Baxter's Cardiovascular Group. Mr. Bergheim is a director of Fusion Medical Technologies, Inc. Mr. Bergheim graduated from the University of Oslo with a Masters degree in Industrial Pharmacy.

NICHOLAS B. BINKLEY. Mr. Binkley has served as a Director of the Company since July 1995. In June 1993, Mr. Binkley was one of the founding principals of Forrest Binkley & Brown L.P., the managing general partner of SBIC Partners, L.P., a private equity investment fund licensed as a small business investment company by the U.S. Small Business Administration. From 1977, Mr. Binkley served in a variety of senior executive positions at Security Pacific Corporation, including Chairman and Chief Executive Officer of Security Pacific Financial Services System, Security Pacific's non-banking subsidiary, from 1981, and Vice Chairman of the Board of Directors of Security Pacific from 1991. In April 1992, Mr. Binkley became Vice Chairman of the Board of Directors of BankAmerica Corporation, following the merger of Security Pacific into BankAmerica, serving in such capacity until his resignation in May 1993. Mr. Binkley is a director of Golden State Vintners, Inc. and several privately - held companies. Mr. Binkley is a graduate of The Colorado College and holds a masters degree from Johns Hopkins School of Advanced International Studies.

DANIEL J. HOLLAND. Mr. Holland has served as a Director of the Company since July 1995. Mr. Holland is a General Partner of One Liberty Fund III, a venture capital fund organized in 1995. He served as President of Morgan, Holland Ventures Corporation until 1995 when he was appointed Senior Officer of One Liberty Ventures, Inc., formerly Morgan, Holland Ventures Corporation. He has also served as a Managing General Partner of Morgan, Holland Fund and Morgan, Holland Fund II since 1981 and 1988, respectively. Mr. Holland holds a B.S. in mechanical engineering from The Massachusetts Institute of Technology and an MBA from Harvard Business School.

LARRY M. OSTERINK. Dr. Osterink has been a Director of the Company since July 1995. Dr. Osterink has been Executive Vice President of Clinicon Corporation since January 1998. From 1993 until 1998, Dr. Osterink served as President of Medical Optics Inc., a subsidiary of Kaiser Aerospace. From 1984 to 1992, Dr. Osterink was President of Kaiser Electro-Optics Inc. and from 1979 to 1984 he was General Manager of the Industrial Laser Division of SpectraPhysics Inc. Dr. Osterink graduated from Michigan State University and holds a Ph.D. in Electrical Engineering from Stanford University.

Our board of directors is currently comprised of six members. The directors are divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director.

All executive officers are appointed annually by and serve at the discretion of the Board. All of our executive officers are employed by us at will.

Under our current stock option/stock issuance plan, directors who are not our officers or employees will receive periodic option grants which began with the 1998 annual meeting of stockholders. For a description of the provisions of our stock option/stock issuance plan governing these grants, please see "-- Benefit Plans."

BOARD COMMITTEES

The compensation committee is currently composed of Dr. Blair and Mr. Binkley. The compensation committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our incentive compensation plans. The audit committee is currently composed of Mr. Holland and Dr. Osterink. The audit committee assists in selecting our independent auditors and in designating services to be performed by, and maintaining effective communication with, those auditors.

EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows the compensation received for services rendered to us during the years ended December 31, 1998, 1997 and 1996 by our Chief Executive Officer and four other most highly compensated executive officers who earned more than $100,000 during that year. The amounts under the salary column include amounts deferred under our 401(k) Plan. The amounts under the bonus column include cash payments for bonuses accrued for and related to 1995 and 1996 services.

                                            SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION             LONG-TERM COMPENSATION AWARD
                                                     -------------------------------     ----------------------------------
                                                                                           SECURITIES
                                                                                           UNDERLYING           ALL OTHER
            NAME AND PRINCIPAL POSITION                YEAR      SALARY      BONUS       OPTIONS/SARS(#)       COMPENSATION
------------------------------------------------     -------------------------------     ----------------------------------
John R. Lyon................................           1998     $206,346   $    --           20,000          $      --
   President, Chief Executive                          1997     $164,423   $50,000           20,000                 --
   Officer and Director                                1996     $149,510   $75,000          246,000                 --

Koichiro Hori...............................           1998     $142,500   $    --           10,000          $      --
   Senior Vice President                               1997     $130,000   $25,000           10,000                 --
   Advanced Technology                                 1996     $129,754   $32,400           75,000                 --

Allen Newman................................           1998     $155,385   $ 2,500           10,000          $      --
   Vice President and General                          1997     $139,616   $35,000           10,000                 --
   Manager, head, neck and spine surgical              1996     $129,696   $32,200          135,000                 --
   Microsurgery

Nancy M. Briefs.............................           1998     $159,384   $    --               --          $      --
   Vice President and General                          1997     $139,577   $38,000           10,000                 --
   Manager, CardioThoracic Surgery                     1996     $118,582   $32,000          135,000                 --

Robert J. DeVaere...........................           1998     $134,808   $ 2,500           22,000          $      --
   Chief Financial Officer, Vice President of          1997     $117,654   $30,000           16,250                 --
   Finance                                             1996     $ 90,006   $16,000           35,625                 --
   and Administration and Secretary

     STOCK OPTIONS

The following table describes the options to acquire shares of our common stock that have been granted to each of the Chief Executive Officer and four other most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1998. The exercise price per share of the options granted represented the fair market value of the underlying shares of common stock on the dates the options were granted. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the Securities and Exchange Commission. The price used for computing this appreciation is the exercise price of the options. The actual stock price appreciation over the 10-year option term may not be at the assumed 5% or 10% levels or at any other defined level.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                        POTENTIAL
                                        INDIVIDUAL GRANTS                                          REALIZABLE VALUE AT
-------------------------------------------------------------------------------------------------    ASSUMED ANNUAL
                                            NUMBER OF                                                RATES OF STOCK
                                            SECURITIES    % OF OPTIONS                              PRICE APPRECIATION
                                            UNDERLYING     GRANTED TO     EXERCISE                   FOR OPTION TERM
                                             OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   --------------------
NAME                                         GRANTED       FISCAL YEAR    SHARE (1)      DATE         5%         10%
-----                                       ----------    ------------    ---------   ----------   -------     -------
John R. Lyon..........................        20,000            7.2%        $2.25     12/08/2008   $28,300     $71,718

Koichiro Hori.........................        10,000            3.6          2.25     12/08/2008    14,150      35,859

Allen Newman..........................        10,000            3.6          2.25     12/08/2008    14,150      35,859

Nancy M.  Briefs......................            --            --            --          --            --          --

Robert J. DeVaere.....................        10,000            3.6          5.06     06/08/2008    31,822      80,643
                                              12,000            4.3          2.25     12/08/2008    16,980      43,031

     OPTION EXERCISES AND HOLDINGS

The following table describes the value of options exercised during 1998 by the Chief Executive Officer and four other most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1998, as of December 31, 1998. In the following table, "value realized" is calculated on the basis of the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily mean that the person exercising the option sold the stock. Options shown as exercisable are immediately exercisable. However, we have rights to repurchase shares of common stock when those options are exercised. These rights lapse at varying times over the next five years. "Value" in the following table means the fair market price of our common stock at December 31, 1998, which was $2.94, minus the exercise price.


                         AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 SHARES                    OPTIONS AT DECEMBER 31, 1998      AT DECEMBER 31, 1998
                               ACQUIRED ON      VALUE      ----------------------------  -----------------------------
NAME                           EXERCISE (#)    REALIZED    EXERCISABLE    UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
--------------------------     ------------    --------    -------------  -------------- -------------   -------------
John R. Lyon..............            --            --       250,000         36,000        $667,290        $13,800
Koichiro Hori.............            --            --       77,5000         17,500         205,500          6,900
Allen Newman..............            --            --       137,000         18,000         365,400          6,900
Nancy M. Briefs...........            --            --        99,875            -0-         259,998            -0-
Robert DeVaere............            --            --         8,417         33,583           8,025          8,280

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Neither member of the Compensation Committee was an employee or officer of us during the year ended December 31, 1998. Mr. Lyon, our President and Chief Executive Officer, participated in the deliberations of the Compensation Committee regarding executive compensation during 1998, but did not take part in the deliberations regarding his own compensation.

EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL AGREEMENTS

Under an agreement dated December 28, 1998, we agreed to continue to pay Mr. Lyon his salary, and to continue to provide health care benefits, for 12 months if he is terminated following a change in control. Under similar agreements dated December 28, 1998, we also agreed to continue to pay Messrs. DeVaere, Hori and Newman their salaries, and to continue to provide health care benefits, for nine months in such a case.

If we are acquired by merger or asset sale, and the party that acquires us does not assume repurchase rights tied to our stock options, 50% of the unvested shares subject to options which our executive officers own will immediately vest. The other 50% of the shares vest if an executive officer is terminated without cause within two years of the merger or asset sale.

Under agreements dated July 20, 1999, we agreed to pay Messrs. Lyon, DeVaere, Hori, Newman and some of our key managers an amount equal to three months salary and to provide paid medical and dental insurance for the same time period if we are unsuccessful in raising capital to fund ongoing operations and we are forced to wind down operations and dissolve effective September 30, 1999.

DIRECTOR COMPENSATION

We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the board. Under our present stock option/stock issuance plan, each non-employee director who is first elected to our board of directors will automatically receive an option to purchase 15,000 shares of our common stock for the first year of the director's board term and 5,000 shares of common stock for each additional year remaining on the director's board term. Each person who is currently serving as a director will receive an option to purchase 5,000 shares of common stock for each additional year for which he is elected as a director. These options will have an exercise price equal to 100% of the fair market value of the common stock on the grant date. The grant of 15,000 shares will become exercisable in equal monthly installments over four years of board service completed by the director following a grant, and the grants of 5,000 shares will become exercisable at the end of one year of board service completed by the director following the date of grant.

Under our previous stock option plan, which was replaced by our present stock option/issuance plan, each non-employee director received a fully vested option to purchase 4,500 shares of our common stock in December 1996, and Mr. Lyon received an option to purchase 11,250 shares. The option grant to Mr. Lyon vests over five years, subject to acceleration upon a change of control. Fifty percent of the shares subject to Mr. Lyon's option will immediately vest if we are acquired by a merger or asset sale, unless our repurchase rights with respect to those shares are transferred to the acquiring entity. The other 50% of the shares will immediately vest if Mr. Lyon is terminated without cause within two years of a merger or asset sale.

BENEFIT PLANS

We have adopted:

     -   a stock option/stock issuance plan, and

     -   an employee stock purchase plan

     1997 STOCK OPTION/STOCK ISSUANCE PLAN

INTRODUCTION. Our stock option/stock issuance plan is intended to serve as the successor equity incentive program to our previous stock option plan. Our current stock option/stock issuance plan was adopted by the board and subsequently approved by the shareholders in February 1997. The plan became effective upon its adoption by the board. All outstanding options under our previous plan are incorporated into our current plan, and no further option grants will be made under our previous plan. The incorporated options continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the previous to those options.

SHARE RESERVE. We are authorized to issue up to 2,820,000 shares of our common stock under the stock option/stock issuance plan. This share reserve consists, in part, of shares that may still be issued under the previous stock option plan and shares which are subject to options under that plan. We cannot grant options, stock appreciation rights or issue shares that total more than 300,000 shares, to any one participant in a given calendar year.

PROGRAMS. Our stock option/stock issuance plan is divided into three separate programs:

- the discretionary option grant program under which eligible employees, officers, board members and independent consultants, may be granted options to purchase shares of our common stock at an exercise price determined by the plan administrator at an exercise price of not less than 85% of fair market value on the grant date,

- the stock issuance program under which those individuals may be issued shares of common stock directly through the purchase of the shares at a price, not less than 100% of fair market value at issuance, and

- the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

CHANGE IN CONTROL. Our stock option/stock issuance plan includes provisions which allow for accelerated vesting of outstanding option grants and stock issuances if we have a change in control. Some of those provisions include:

- If we are acquired by merger or asset sale, the unvested portion of each outstanding option under the discretionary option grant program that is not to be assumed by the successor company will automatically vest in full. Similarly, unless we assign the repurchase rights associated with any unvested shares under the stock issuance program to that company, such unvested shares will vest in full. Any outstanding options assumed by the successor company and shares that remain subject to repurchase rights assigned to the successor company will not vest immediately, but will vest in accordance with their original vesting schedule.

- The plan administrator may, under the discretionary option grant and stock issuance programs, grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest if the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a period of not more than 18 months following a corporate transaction. A corporate transaction, for purposes of our stock option/stock issuance plan is a merger or asset sale in which those options are assumed or those repurchase rights are assigned, a hostile change in control through a successful tender offer for more than 50% of the our outstanding voting stock or by proxy contest for the election of our board members or the sale, transfer or disposition of all or substantially all of our assets.

- The plan administrator may also provide for the automatic acceleration of options and the lapse of any repurchase rights upon a hostile change in control through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of our board members or the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a period of not more than 18 months following such a hostile change in control. The unvested portion of any options assumed by the successor company will automatically accelerate upon the involuntary termination of the option holder's service within 18 months following the occurrence of a corporate transaction described above in which the options are assumed or replaced by the successor company.

ADMINISTRATION. The discretionary option grant program and the stock issuance program are by our board of directors or our compensation committee of the board of directors. This committee determines who receives option grants or stock issuances, the timing of the grants or issuances, the number of shares subject to each grant or issuance, whether an option is an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedules and how long the option may remain outstanding. The automatic option-grant program is self-executing.

PLAN FEATURES. Our stock option/stock issuance plan includes the following features:

- The exercise price for any options granted under the plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the option holder.

- The compensation committee may cancel outstanding options under the discretionary option grant program and in return grant new options with an exercise price per share based upon the fair market value of our common stock on the new grant date.

- Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for an an amount equal to the fair market value of the vested shares of common stock subject to the surrendered option minus the exercise price payable for those shares. We may make the payment in cash or in shares of common stock.

AUTOMATIC OPTION GRANT PROGRAM. Upon becoming a board member, non-employee board members automatically receive an option grant for 15,000 shares on the date he or she joins the board, unless he or she has not previously been employed by us. In addition, after that initial grant, on the date of each annual shareholders meeting, each non-employee board member who has served as a non-employee board member since the date of the last annual shareholders meeting will automatically be granted an option to purchase 5,000 shares of common stock.

Each automatic grant will have a term of ten years, unless the options terminate earlier if the board member ceases board service. The initial 15,000 share option will vest in successive equal monthly installments over 48 months of board service. The shares subject to 5,000 share automatic option grant will vest at the end of each additional year of board service completed by the director.

AMENDMENT. Our board may amend or modify the stock option/stock issuance plan at any time. The plan will terminate 10 years from its effective date unless terminated earlier by the board.

     EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION. Our employee stock purchase plan was adopted by our board and was subsequently approved by our stockholders in February 1997. The purchase plan is designed to allow eligible employees to purchase shares of common stock, at semi- annual intervals, through periodic payroll deductions.

SHARE RESERVE. A reserve of 200,000 shares of common stock has been established for this purpose.

PURCHASE PERIODS. The purchase plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The most recent offering period started on March 31, 1999.

ELIGIBLE EMPLOYEES. Eligible employees on the start date of any offering period may enter the purchase plan on that start date or on April 1 or October 1 each year. Individuals who become eligible employees after the start date of the offering period may join the purchase plan on the next April 1 or October 1 within that period.

PAYROLL DEDUCTIONS. Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date - the last business day of March and September each year. The purchase price per share cannot be less than 85% of the lower of the fair market value of the common stock on the participant's entry date into the offering period or the fair market value of the common stock on the semi-annual purchase date - April 1 or October 1. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value of the common stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. However, such liability is not limited for:

-        a breach of the director's duty of loyalty to us or our stockholders,

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

- unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware law or

- any transaction from which the director derived an improper personal benefit.

In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities act may be permitted to directors, officers or persons controlling our company under the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

Our registration statement on Form S-1 under which we completed our initial public offering was declared effective on July 2, 1997. As part of the IPO, each four shares of our preferred stock automatically converted into three shares of common stock and all outstanding warrants to purchase shares of our preferred stock automatically converted into the right to acquire a number of shares of common stock, adjusted for the three-for-four reverse stock split, at the same exercise price.

Holders of converted preferred stock are entitled to registration rights with respect to the common stock issued upon conversion of the preferred stock.

In September 1994, we entered into a license agreement with Allen Newman, currently one of our executive officers, under which Mr. Newman granted us an exclusive license to use some of his technology. In December 1996, we entered into a license agreement with Urohealth Systems, Inc. under which we exclusively sublicensed the Newman technology to Urohealth, for use in gynecology, urology and general surgery on a worldwide basis. In connection with the license agreement, the parties entered into a consulting agreement under which we agreed to provide Mr. Newman's services as a consultant to Urohealth. The Newman license agreement was amended in December 1996 to permit us to sublicense the Newman technology to Urohealth. In connection with the amendment of the Newman license agreement, we paid Mr. Newman $200,000 and agreed to pay Mr. Newman 50% of the royalties received from Urohealth. Previously, we made advance royalty payments of $37,500 to Mr. Newman in connection with the initial license agreement.

In November 1996, we issued 2,000,000 shares of our Series C preferred stock at a price of $5.00 per share to Medtronic in connection with the strategic alliance which we entered into with them providing for the distribution and co-promotion of our current and future visualization and information systems for heart surgery, including the Series 8000. For an in-depth discussion of our relationship with Medtronic and a description of this strategic alliance, please see "Business - Strategic Alliances," and "Risk Factors - We are dependent on Medtronic, Sofamor Danek and other distribution partners to sell our products."

In January 1998, we entered into an exclusive distribution agreement appointing Sofamor Danek, a subsidiary of Medtronic, as our exclusive worldwide distributor for current and future visualization and information systems for StereoSite Systems. In April 1999 our distribution agreement with Sofamor Danek was amended to become non-exclusive to allow us to appoint additional distributors. We also entered into a cooperative technology agreement with Sofamor Danek. For an in-depth discussion of our relationship with Sofamor Danek and a description of the agreements with Sofamor Danek, please see "Business - Strategic Alliances," and "Risk Factors - We are dependent on Medtronic, Sofamor Danek and other distribution partners to sell our products.

In May 1996, we loaned some of our officers an aggregate of $63,750 in connection with the exercise of some stock options by such officers.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We expect that all future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, as well as by a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Our certificate of incorporation eliminates, subject to various exceptions, directors' personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for any breach of the director's duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we must indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against various liabilities, other than liabilities arising from intentional or knowing and culpable violations of law, that may arise by reason of their status or service as directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to various exclusions.

As of the date of this prospectus, there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of August 15, 1999, as adjusted to reflect the sale of common stock offered in this offering, by:

- each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock,

-        each director,

- our Chief Executive Officer and four other most highly compensated executive officers, and

-        all directors and executive officers as a group.

Except as indicated in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable upon exercise of outstanding options as described in the footnotes below. Percentage of ownership in the following table is calculated under the Securities and Exchange Commission's Rule 13d-3(d)(1). The address for those individuals for which an address is not otherwise indicated is: 5451 Avenida Encinas, Suite A, Carlsbad, California 92008.


                                                                            PERCENTAGE        PERCENTAGE
                                                                           BENEFICIALLY      BENEFICIALLY
                                                                              OWNED            OWNED
       NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER OF SHARES    (PRE-OFFERING)    (POST-OFFERING)
-----------------------------------------------       ----------------    --------------    ---------------
Funds advised by Domain Associates, L.L.C. (1).          1,878,320              13.2%             8.8%
   One Palmer Square
   Princeton, NJ 08542

SBIC Partners, L.P.............................          1,633,625              11.4%             7.7%
   201 Main Street, Suite 2302
   Fort Worth, TX 76102

Medtronic Asset Management, Inc................          1,600,000              11.2%             7.5%
   7000 Central Avenue NE
   Minneapolis, MN 55432

Foster City Partners...........................          1,551,944              10.9%             7.3%
   950 Tower Lane, Suite 800
   Foster City, CA 94404

Biotechnology Investments Limited (BIL)........            926,736               6.5%             4.4%
   Post Office Box 58
   St. Julian's Court
   St. Peter Port
   Guernsey, Channel Islands

Dimensional Fund Advisors......................            750,100               5.3%             3.5%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

One Liberty Fund III, L.P......................            646,915               4.5%             3.0%
   1 Liberty Square, 2nd Floor
   Boston, MA 02109

James C. Blair (1).............................          1,878,320              13.2%             8.8%

John R. Lyon (2)...............................            425,319               3.0%             2.0%

Olav B. Bergheim (3)...........................             24,500               *                *

Nicholas B. Binkley (4)........................          1,644,125              11.5%             7.7%

                                           -55-

Daniel J. Holland (5)..........................            672,415               4.7%             3.2%

Larry Osterink (6).............................            144,500               1.0%             *

Koichiro Hori (7)..............................            284,630               2.0%             1.3%

Allen Newman (8)...............................            217,159               1.5%             1.0%

Robert J. De Vaere (9).........................             76,655               *                *

All directors and executive officers as a group
   (9 persons) (10)............................          5,367,623              37.6%            25.2%


-------------------
*        Less than 1%

(1) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999. Also includes 1,767,787 shares beneficially owned by Domain Partners III, L.P., 19,161 shares beneficially owned by Domain Partners II L.P., 61,872 shares beneficially owned by DP III Associates, L.P. and 19,500 shares beneficially owned by Domain Associates, L.L.C. Dr. Blair is a general partner of One Palmer Square Associates II, L.P., which is the general partner of Domain Partners II, L.P., and he is also a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Dr. Blair has an indirect beneficial ownership of these shares. Dr. Blair is a managing member of Domain Associates, L.L.C. Excludes 926,736 shares beneficially owned by Biotechnology Investments Limited. Under a contractual agreement, Domain Associates, L.L.C. is the U.S. venture capital advisor to Biotechnology Investments Limited. Domain Associates, L.L.C. has neither voting nor investment power over Biotechnology Investments Limited and Dr. Blair and Domain Associates, L.L.C. disclaim beneficial ownership of the Biotechnology Investments Limited shares.

(2) Includes 251,791 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999.

(3) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999. Mr. Bergheim is employed by Domain Associates as a Venture Partner. Mr. Bergheim has no beneficial ownership of any of the shares owned by funds advised by Domain Associates.

(4) Includes 6,500 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999. Also includes 4,000 shares beneficially owned by The Binkley Family Trust, of which Mr. Binkley is a trustee, and 1,633,625 shares beneficially owned by SBIC Partners, L.P., a Texas limited partnership. SBIC Partners is the beneficial owner of all shares of the Company's Common Stock registered in its name. Forrest Binkley & Brown L.P., a Texas limited partnership, is the managing general partner of SBIC Partners, and Forrest Binkley & Brown Venture Co., a Texas corporation, is the sole general partner of Forrest Binkley & Brown. Mr. Binkley is a limited partner of Forrest Binkley & Brown, and is an executive officer, director and shareholder of Venture Co. Mr. Binkley disclaims beneficial ownership with respect to all shares of Common Stock owned by SBIC Partners, except to the extent of his pecuniary interest therein.

(5) Includes 1,000 shares owned by Mr. Holland and 24,500 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999. Also includes 646,915 shares beneficially owned by One Liberty Fund III, L.P. Mr. Holland is a general partner of One Liberty Partners III, L.P., which is a general partner of One Liberty Fund III, L.P. Mr. Holland disclaims beneficial ownership with respect to all shares of Common Stock owned by One Liberty Fund III, L.P.

(6) Includes 24,500 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999.

(7) Includes 80,334 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999.

(8) Includes 140,334 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999.

(9) Includes 14,688 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999.

(10) Includes 552,647 shares issuable upon exercise of options exercisable within 60 days of August 15, 1999. See also footnotes 3, 6 and 7.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

We are authorized to issue 35,000,000 shares of common stock, $.01 par value per share and 5,000,000 shares of undesignated preferred stock, $.01 par value per share. The following describes our capital stock but does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and our bylaws, and by the provisions of applicable Delaware law.

COMMON STOCK

As of August 15, 1999, there were 13,720,716 shares of our common stock outstanding which were held of record by approximately 3,200 stockholders. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends as may be declared by the board out of funds legally available for that purpose. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

Our board has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, priorities and preferences. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by our stockholders. We have no present plans to issue any preferred stock.

WARRANTS

As of August 15, 1999, there was one warrant outstanding to purchase a total of 27,184 shares of common stock. The warrant is held by Silicon Valley Bank and is currently exercisable at $12.88 per share.

REGISTRATION RIGHTS

Under the terms of an Investor Rights Agreement with some of our stockholders, the holders of approximately 7,424,317 shares of our common stock hold registration rights with respect to such shares. Under the terms of the agreement, if we propose to register any of our stock under the Securities Act, such holders are entitled to request that we register their shares, subject to the underwriters' right to limit the number of shares included in such registration. In addition, holders of at least 40% of shares with demand registration rights may require us to register their shares under the Securities Act subject to conditions and limitations. We are not obligated to effect more than two of these stockholder-initiated registrations nor to effect such a registration within 90 days following an offering of our securities, including this offering. These same holders may also request us to register such shares on Form S-3 provided the shares registered have an aggregate market value of at least $500,000 and if we are eligible to file on Form S-3. We are not obligated to effect more than two of these registrations on Form S-3 per year. Generally, we must bear the expense of all such registrations. These registration rights expire on the seventh anniversary of our initial public offering or, at such time as all shares held by a party can be sold within any three-month period under Rule 144. All rights of the holders to require registration of the resale of their shares in connection with this offering have been waived.

POSSIBLE ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS

     CERTIFICATE OF INCORPORATION AND BYLAWS

Our certificate of incorporation authorizes our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Our bylaws provide that the board will be classified into three classes of directors. For a description of this classification and to determine in which class each director serves, please see "Management--Executive Officers and Directors." In addition, our bylaws do not permit our stockholders to call a special meeting of stockholders; only our chief executive officer, president, chairman of the board or a majority of the board are permitted to call a special meeting of stockholders. Our bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of the board and/or stockholders to amend bylaw provisions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions may also have the effect of preventing changes in our management.

     DELAWARE TAKEOVER STATUTE

We are subject to Section 203 of the Delaware General Corporation Law which, subject to various exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder--defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock--for a period of three years following the time that such stockholder became an interested stockholder, unless:

- prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- at or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;

- subject to exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

- any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for the common stock is Boston EquiServe.

                         SHARES ELIGIBLE FOR FUTURE SALE

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering--based upon shares outstanding as of August 15, 1999--20,720,716 shares of common stock will be outstanding. Of the 20,720,716 outstanding shares, the 7,000,000 shares of common stock sold in this offering will be freely tradable upon sale, unless those shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. In addition, the 4,000,000 shares of common stock that we sold in our initial public offering and the shares which resulted from the exercise of stock options which were covered by a registration statement on Form S-8 are freely tradeable. The remaining 8,780,679 shares of our common stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below and are thus called "restricted shares."

STOCK PLANS

As of August 15,1999, options to purchase a total of 1,306,959 shares of our common stock were outstanding and immediately exercisable, of which 690,059 shares are currently vested. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of some options, the expiration of the lock-up agreements referred to above.

REGISTRATION RIGHTS

Holders of approximately 7,424,317 shares of common stock or warrants to purchase common stock have registration rights, subject to conditions and limitations. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. For a description of these rights, please see "Description of Securities--Registration Rights."

SUMMARY OF RULE 144

In general, under Rule 144, as currently in effect, an affiliate of us or a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which is approximately 207,207 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. Securities issued in reliance on Rule 701, such as shares of common stock that may be acquired pursuant to the exercise of some options granted prior to this offering, are also restricted securities and may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by our affiliates under Rule 144 without compliance with its one-year holding period requirement.

                              PLAN OF DISTRIBUTION

The common stock is being offered directly by us to a limited number of investors. We will determine the price of the common stock through negotiations between us and the purchasers which will take place after effectiveness of the registration statement. We will not accept any investor funds prior to effectiveness of the registration statement. The price of the common stock we offer could be below the current market price. This would result in dilution to existing stockholders. It could also have an adverse effect on the market for our stock. We cannot be certain that we will be able to sell all of the shares offered, and it is possible we will close this offering for less than the 7,000,000 shares being offered.

Our chief executive officer, with the assistance of other officers as needed, will participate in the sale of the common stock to the investors. These officers will not receive any compensation for these activities. They will not be deemed to be brokers pursuant to Rule 3a4-1 under the Exchange Act. They will seek to identify prospective investors from among institutional and other potential investors known to have investments in the health-care or medical device industry, as well as current stockholders who may be interested in increasing their investment in us. No broker-dealers will participate as potential investors.

On the closing date, all investor funds will be transmitted directly to us. Upon receipt of such funds, we will instruct our transfer agent to deliver the shares of common stock to the purchasers. The offering will not continue after the closing date.

In order to comply with the securities laws of some states, if applicable, the common stock will be sold in these jurisdictions only through registered or licensed brokers or dealers.

We will pay all the expenses for the offering and the sale of the common stock to the public. We estimate those expenses to be $194,000.


                                  LEGAL MATTERS

Brobeck, Phleger & Harrison LLP, San Diego, California, is giving its opinion on the validity of the shares you are purchasing in this offering.


                                     EXPERTS

The consolidated financial statements of Vista Medical Technologies, Inc. at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, appearing elsewhere in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Securities and Exchange Commission a registration statement on Form S-1 to register the shares of common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits and our other Securities and Exchange Commission filings. You may read and copy any documents we file at the Securities and Exchange Commission's public reference rooms in

Washington, D.C., New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors....................................................       F-2
Consolidated Financial Statements....................................................................
Consolidated Balance Sheets at December 31, 1997 and 1998 and at June 30, 1999 (unaudited)...........       F-3
Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998
and the six months ended June 30, 1999 (unaudited) and 1998 (unaudited)..............................       F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,
1997 and 1998 and the six months ended June 30, 1999 (unaudited).....................................       F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998
and the six months ended June 30, 1999 (unaudited) and 1998 (unaudited)..............................       F-7
Notes to Consolidated Financial Statements...........................................................       F-8


                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Vista Medical Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Vista Medical Technologies, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vista Medical Technologies, Inc. at December 31, 1997 and 1998 and the results of its consolidated operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, Vista Medical Technologies, Inc. has reported accumulated losses aggregating $47.2 million and lacks sufficient working capital to enable the Company to fund operations through the end of 1999, which raises substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are described in Note 1. The 1998 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                     /s/ Ernst & Young LLP

San Diego, California
January 31, 1999, except for Note 11,
as to which the date is April 19, 1999

                        VISTA MEDICAL TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                       DECEMBER 31,
                                                         -------------------------------------        JUNE 30,
                                                               1997                1998                 1999
                                                         ----------------    -----------------     ---------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents........................      $      7,328,502    $       7,625,804     $     3,777,521
  Short-term investments...........................            16,784,345            1,176,800             439,372
  Accounts receivable, net.........................               521,616              752,233             952,053
  Inventories, net.................................             3,344,967            4,354,338           4,060,216
  Other current assets.............................               261,864              157,443              89,975
                                                         ----------------    -----------------     ---------------
Total currents assets..............................            28,241,294           14,066,618           9,320,137
Property and equipment, net........................             3,327,283            2,056,535           1,709,119
Patents and other assets, net......................               561,873              481,594             370,830
                                                         ----------------    -----------------     ---------------
TOTAL ASSETS.......................................      $     32,130,450    $      16,604,747     $    11,400,086
                                                         ----------------    -----------------     ---------------
                                                         ----------------    -----------------     ---------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................      $      1,217,110    $         552,441     $    1,054,410
  Accrued compensation.............................               516,743              300,807            425,726
  Accrued liabilities..............................               665,285            1,085,009            896,124
                                                         ----------------    -----------------     ---------------
Total current liabilities                                       2,399,138            1,938,257          2,376,260
Commitments
Stockholders' equity:
  Convertible preferred stock, $.01 par value:
     Authorized shares--5,000,000
     No shares issued and outstanding..............                    --                   --                 --
  Common stock, $.01 par value:
     Authorized shares--35,000,000..................
     Issued and outstanding shares--13,407,038 in 1997,
       13,572,101 in 1998 and 13,694,434 in June 1999             134,071              135,721            136,944
  Additional paid-in capital.......................            62,531,513           62,856,201         62,919,318
  Notes receivable from stockholders...............              (78,375)             (78,375)           (78,375)
  Deferred compensation............................           (1,942,074)          (1,030,420)          (777,742)
  Unrealized gain/loss in investments..............             (416,313)                1,211                 --
  Accumulated deficit..............................          (30,497,510)         (47,217,848)       (53,176,319)
                                                         ----------------    -----------------     ---------------
Total stockholders' equity.........................            29,731,312           14,666,490          9,023,826
                                                         ----------------    -----------------     ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........      $     32,130,450    $      16,604,747     $   11,400,086
                                                         ----------------    -----------------     ---------------
                                                         ----------------    -----------------     ---------------


                                              See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Years Ended December 31,                Six Months Ended June 30,
                                           ------------------------------------------------  ------------------------------
                                                1996             1997            1998             1998            1999
                                           ---------------  --------------   --------------  -------------   --------------
                                                                                              (unaudited)     (unaudited)
Sales                                      $     2,243,756  $    4,141,082   $    6,572,473  $   4,314,241   $    2,190,664
Costs and expenses:
   Costs of sales.....................           2,252,509       4,559,521        6,119,108      3,608,035        3,232,868
   Research and development...........           3,880,069       6,875,069        5,479,788      3,187,325        1,997,003
   Sales and marketing................           2,056,767       5,010,953        5,953,102      3,445,784        1,892,731
   General and administrative.........           3,103,256       5,498,820        5,039,183      2,859,632        1,234,975
   Restructuring expense..............                  --              --          939,919        939,919               --
                                           ---------------  --------------   --------------  -------------   --------------
Total cost and expenses...............          11,292,601      21,944,363       23,531,100     14,040,696        8,357,577
                                           ---------------  --------------   --------------  -------------   --------------

Loss from operations..................          (9,048,845)    (17,803,281)     (16,958,627)    (9,726,455)      (6,166,913)

License income........................           1,493,000              --               --             --               --
Interest income.......................             116,706         926,243          900,379        583,047          157,818
Other losses..........................                  --              --         (662,090)      (638,000)          50,625

Net loss..............................     $    (7,439,139) $  (16,877,038)   $ (16,720,338)  $ (9,781,408)   $  (5,958,470)
                                           ---------------  --------------   --------------  -------------   --------------
                                           ---------------  --------------   --------------  -------------   --------------
Basic and diluted loss per share......     $        (37.01) $        (2.51)  $        (1.26) $       (0.74)  $        (0.44)
                                           ---------------  --------------   --------------  -------------   --------------
                                           ---------------  --------------   --------------  -------------   --------------
Shares used in basic and diluted loss
   per share computations.............             201,000       6,731,000       13,312,366     13,265,196       13,537,059
                                           ---------------  --------------   --------------  -------------   --------------
                                           ---------------  --------------   --------------  -------------   --------------


                             See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY


                                            Convertible                                                  Notes
                                          preferred stock            Common stock        Additional   Receivable
                                    -------------------------   ----------------------    Paid-in        From         Deferred
                                       Shares        Amount        Shares      Amount     Capital    Stockholders   Compensation
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------
Balance at December 31, 1995..        8,248,921     $ 82,490      148,875     $ 1,489   $ 10,834,428    $(29,625)   $         --
Issuance of Series B
   convertible preferred
   stock for cash.............        1,279,331       12,792           --          --      5,065,848          --              --
Issuance of Series B convertible
   preferred stock for assets....        46,000          460           --          --        183,540          --              --
Issuance of series C
   convertible preferred
   stock for cash.............        2,000,000       20,000           --          --      9,948,619          --              --
Exercise of stock options.....               --           --      389,349       3,893         73,977     (63,750)             --
Deferred compensation.........               --           --           --          --      2,508,811          --      (2,508,811)
Amortization of deferred
   compensation...............               --           --           --          --             --          --         447,262
Net loss......................               --           --           --          --             --          --              --
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------

Balance at December 31, 1996..       11,574,252      115,742      538,224       5,382     28,615,223     (93,375)     (2,061,549)
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------
Exercise of stock options for
   cash.......................               --           --      150,273       1,503         61,901          --              --
Issuance of common stock for
   services...................               --           --        3,000          30         19,980          --              --
Payments on notes receivable
   from stockholders..........               --           --           --          --             --      15,000              --
Issuance of common stock in
   conjunction with the
   initial public offering at
   $9.00 per share............               --           --    4,000,000      40,000     32,554,990          --              --
Conversion of convertible
   preferred stock in
   conjunction with the
   initial public offering....      (11,574,252)     (115,74)   8,680,679      86,807         28,935          --              --
Issuance of stock under
   employee stock purchase
   plan.......................               --           --        7,085          71         54,129          --              --
Issuance of common stock for
   technology license.........               --           --       27,777         278        249,715          --              --
Deferred compensation.........               --           --           --          --        946,640          --        (946,640)
Amortization of deferred
   compensation...............               --           --           --          --             --          --       1,066,115
Unrealized gain (loss) on
   investments................               --           --           --          --             --          --              --
Net loss......................               --           --           --          --             --          --              --
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------

Balance at December 31, 1997..               --           --   13,407,038     134,071     62,531,513     (78,375)     (1,942,074)
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------
                                    -------------   ---------  -----------   ---------   ------------   ---------    ------------


                                       Unrealized     Accumulated                    Comprehensive
                                       Gain (Loss)      Deficit          Total           Income
                                       -----------   -------------   -------------   -------------
Balance at December 31, 1995..         $        --   $   (6,181,33)   $  4,707,449   $
Issuance of Series B
   convertible preferred
   stock for cash.............                  --              --       5,078,640
Issuance of Series B convertible
   preferred stock for assets....               --              --         184,000
Issuance of series C
   convertible preferred
   stock for cash.............                  --              --       9,968,619
Exercise of stock options.....                  --              --          14,120
Deferred compensation.........                  --              --             --
Amortization of deferred
   compensation...............                  --              --         447,262
Net loss......................                  --      (7,439,139)     (7,439,139)     (7,439,139)
                                       -----------   -------------   -------------   -------------

Balance at December 31, 1996..                  --     (13,620,472)     12,960,951      (7,439,139)
                                       -----------   -------------   -------------   -------------
                                       -----------   -------------   -------------   -------------
Exercise of stock options for
   cash.......................                  --              --          63,404
Issuance of common stock for
   services...................                  --              --          20,010
Payments on notes receivable
   from stockholders..........                  --              --          15,000
Issuance of common stock in
   conjunction with the
   initial public offering at
   $9.00 per share............                  --              --      32,594,990
Conversion of convertible
   preferred stock in
   conjunction with the
   initial public offering....                  --              --              --
Issuance of stock under
   employee stock purchase
   plan.......................                  --              --          54,200
Issuance of common stock for
   technology license.........                  --              --         249,993
Deferred compensation.........                  --              --              --
Amortization of deferred
   compensation...............                  --              --       1,066,115
Unrealized gain (loss) on
   investments................            (416,313)             --        (416,313)       (416,313)
Net loss......................                  --     (16,877,038)    (16,877,038)    (16,877,038)
                                       -----------   -------------   -------------   -------------

Balance at December 31, 1997..            (416,313)    (30,497,510)     29,731,312     (17,293,351)
                                       -----------   -------------   -------------   -------------
                                       -----------   -------------   -------------   -------------

                                      F-5

                                          Convertible                                                  Notes
                                        preferred stock          Common stock          Additional    Receivable
                                    -----------------------  ----------------------      Paid-in        From          Deferred
                                       Shares       Amount      Shares     Amount        Capital    Stockholders    Compensation
                                    ------------  ---------  -----------  ---------   ------------  ------------   --------------
Exercise of stock options for
   cash.......................               --         --       119,627     1,196         60,626             --              --
Issuance of stock under
   employee stock purchase
   plan.......................               --         --        45,436       454        202,870             --              --
Issuance of warrant in
   connection with credit
   facility...................               --         --            --        --        134,833             --              --
Deferred compensation.........               --         --            --        --        (73,641)            --         213,058
Amortization of deferred
   compensation...............               --         --            --        --             --             --         698,596
Adjustments to unrealized
   gain (loss) on investments
   resulting from realization
   of loss on investment......               --         --            --        --             --             --              --
Net loss......................               --         --            --        --             --             --              --
                                    ------------  ---------  -----------  ---------   ------------  ------------   --------------

Balance at December 31, 1998..                0          0    13,572,101   135,721     62,856,201        (78,375)     (1,030,420)
                                    ------------  ---------  -----------  ---------   ------------  ------------   --------------
                                    ------------  ---------  -----------  ---------   ------------  ------------   --------------
Exercise of stock options for
   cash (Unaudited)...........               --         --       101,775     1,018         28,374             --              --
Issuance of Stock under
   employee stock purchase
   plan (Unaudited)...........               --         --        20,558       206         34,743             --              --
Amortization of deferred
   compensation (Unaudited)...               --         --            --        --             --             --         252,678
Unrealized gain(loss) on
   Investments (Unaudited)....               --         --            --        --             --             --              --
Net Loss (Unaudited)..........               --         --            --        --             --             --              --

Balance at June 30, 1999
   (Unaudited)................                0   $      0    13,694,434 $ 136,944     62,919,318    $   (78,375)   $   (777,742)
                                    ------------  ---------  -----------  ---------   ------------  ------------   --------------
                                    ------------  ---------  -----------  ---------   ------------  ------------   --------------


                                        Unrealized      Accumulated                    Comprehensive
                                        Gain (Loss)       Deficit          Total           Income
                                        -----------    -------------   -------------   ---------------

Exercise of stock options for
   cash.......................                  --               --           61,822
Issuance of stock under
   employee stock purchase
   plan.......................                  --               --          203,324
Issuance of warrant in
   connection with credit
   facility...................                  --               --          134,833
Deferred compensation.........                  --               --          139,417
Amortization of deferred
   compensation...............                  --               --          698,569
Adjustments to unrealized
   gain (loss) on investments
   resulting from realization
   of loss on investment......             417,524               --          417,524          417,524
Net loss......................                  --       (16,720,338)    (16,720,338)     (16,720,338)
                                        -----------    -------------   -------------   ---------------

Balance at December 31, 1998..               1,211       (47,217,848)     14,666,490      (16,302,814)
                                        -----------    -------------   -------------   ---------------
                                        -----------    -------------   -------------   ---------------
Exercise of stock options for
   cash (Unaudited)...........                  --               --           29,392               --
Issuance of Stock under
   employee stock purchase
   plan (Unaudited)...........                  --               --           34,949               --
Amortization of deferred
   compensation (Unaudited)...                  --               --          252,678               --
Unrealized gain(loss) on
   Investments (Unaudited)....              (1,211)              --           (1,211)          (1,211)
Net Loss (Unaudited)..........                  --        (5,958,471)     (5,958,471)      (5,958,471)

Balance at June 30, 1999
   (Unaudited)................         $         0    $  (53,176,319)   $  9,023,826     $(22,262,496)
                                        -----------    -------------   -------------   ---------------
                                        -----------    -------------   -------------   ---------------

                                              See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          SIX MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                     JUNE 30
                                                       --------------------------------------------   --------------------------
                                                           1996            1997           1998            1998          1999
                                                       ------------   -------------  --------------   ------------  ------------
                                                                                                       (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................    $(7,439,139)   $(16,877,038)   $(16,720,338)   $(9,781,408)  $ (5,958,470)
Adjustments to reconcile net loss to net cash used
  for operating activities:
     Depreciation and amortization.................        351,256       1,260,707       2,380,772      1,031,569        516,613
     Amortization of premium on short-term
       investments.................................             --         129,631         128,346         97,124           (301)
     Stock issued for services rendered............             --          20,010              --             --             --
     Non-cash restructuring charges................             --                         139,417             --             --
     Amortization of deferred compensation.........        447,262       1,066,115         698,596        517,481        252,678
     Amortization of deferred interest expense
       related to stock warrants...................            --               --          26,964             --             --
     Loss on disposal of fixed assets..............            --               --              --        290,410             --
     Write-down for impairment on available for sale
       securities..................................            --               --         662,090        638,000             --
     Common stock received in exchange for license
       agreement...................................       (693,000)        249,993              --             --             --
     Changes in operating assets and liabilities,
       net of effect of acquisitions:
         Accounts receivable.......................       (126,752)          4,503        (230,617)      (746,329)      (200,820)
         Inventories...............................       (405,706)     (2,132,142)     (1,009,371)    (1,357,168)       294,122
         Other currents assets.....................        (64,105)       (125,464)        104,421        325,275        158,378
         Accounts payable..........................        171,714         609,471        (664,669)        91,429        501,969
         Accrued compensation......................         79,133         290,200        (215,936)       227,996        124,919
         Accrued liabilities.......................        488,591           9,868         523,680        339,578       (188,885)
                                                       ------------   -------------  --------------   ------------  ------------
Net cash flows used for operating activities.......     (6,937,242)    (15,494,146)    (14,176,645)    (8,326,043)    (4,499,797)
INVESTING ACTIVITIES
Purchase of short-term investments.................             --     (23,689,018)     (2,291,745)      (724,366)      (263,482)
Maturities of short-term investments...............             --       7,080,000      17,770,944      8,950,000      1,000,000
Increase in patent and other assets................        (17,895)             --        (250,000)            --             --
Purchase of property and equipment.................     (1,220,888)     (3,415,457)     (1,020,397)      (487,445)      (149,343)
                                                       ------------   -------------  --------------   ------------  ------------
Net cash flows (used for) provided by investing
activities.........................................     (1,238,783)    (20,024,475)     14,208,802      7,738,189        587,175
FINANCING ACTIVITIES
Payments on shareholder notes receivable...........             --          15,000              --             --             --
Issuance of common stock, net......................         14,120      32,712,594         265,145        184,694         64,339
Issuance of convertible preferred stock, net.......     15,047,259              --              --             --             --
                                                       ------------   -------------  --------------   ------------  ------------
Net cash flows provided by financing activities....     15,061,379      32,727,594         265,145        184,694         64,339
Net (decrease) increase in cash and cash equivalents     6,885,354      (2,791,027)        297,302       (403,160)    (3,848,283)
Cash and cash equivalents at beginning of period...      3,234,175      10,119,529       7,328,502      7,328,502      7,625,804
                                                       ------------   -------------  --------------   ------------  ------------
Cash and cash equivalents at end of period.........    $10,119,529    $  7,328,502       7,625,804     $6,925,342   $  3,777,521
                                                       ------------   -------------  --------------   ------------  ------------
                                                       ------------   -------------  --------------   ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest.............................    $       183    $         --    $        776     $       --   $         --
                                                       ------------   -------------  --------------   ------------  ------------
                                                       ------------   -------------  --------------   ------------  ------------
Exercise of stock options for stockholder notes
receivable.........................................    $    63,750    $         --    $         --     $       --   $         --
                                                       ------------   -------------  --------------   ------------  ------------
                                                       ------------   -------------  --------------   ------------  ------------
Issuance of convertible preferred stock in
conjunction with acquisitions......................    $   184,000     $        --    $         --     $       --   $         --
                                                       ------------   -------------  --------------   ------------  ------------
                                                       ------------   -------------  --------------   ------------  ------------

                                              See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

(INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 AND PERTAINING TO JUNE 30, 1999 AND THE SIX MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

Vista Medical Technologies, Inc. ("the Company") was founded in July 1993 and develops, manufactures and markets proprietary 3-D visualization and information systems that enable minimally invasive surgical solutions in heart, head, neck and spine and other selected microsurgical procedures. Vista Medical's visualization and information systems bring together head-mounted display technology originally developed for applications in military aerospace by Kaiser Aerospace and Electronics Corporation and three-dimensional imaging capability from its acquisition of Oktas, Inc.

LIQUIDITY

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company believes that its current cash, cash equivalents and short-term investments of $8.8 million as of December 31, 1998, together with anticipated product revenues and interest income, will be sufficient to meet its anticipated capital requirements through August, 1999. Substantial additional capital resources will be required to fund continuing expenditures related to the Company's research, development, manufacturing and commercialization of new products, and Management estimates $4,000,000 in additional financing will be required to fund operations through December 31, 1999. The Company believes there may be a number of alternatives available to meet the continuing capital requirements of its operations, such as additional collaborative agreements and public or private equity or debt financings, and is actively pursuing all of these approaches. However, there can be no assurance that the requisite fundings will be consummated in the necessary time frame or on terms acceptable to the Company. Should the Company be unable to raise sufficient funds, the Company may be required to curtail its operating plans and possibly relinquish rights to portions of the Company's technology or products.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Oktas, Inc. Significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

The financial statements for the six month periods ended June 30, 1998 and 1999 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for the periods. Results of interim periods are not necessarily indicative of results for the entire year or any future periods.

REVENUE RECOGNITION

Revenues from product sales are recognized when products are shipped.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash equivalents and short-term investments consist of money market funds, certificates of deposit and commercial paper. The Company considers all highly liquid investments with maturities when purchased of three months or less to be cash equivalents. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

The Company has adopted Statement of Financial Accounting Standards No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," and has classified its cash equivalents and short-term investments as available-for-sale in accordance with that standard. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At December 31, 1998, the cost of cash equivalents and short-term investments compared to estimated fair value resulted in unrealized gains of $1,211.

As of December 31, 1997 and 1998 and June 30, 1999, the Company's cash, cash equivalents and short-term investments were classified as available-for-sale and consisted of:

                                                                            DECEMBER 31,
                                                                  -------------------------------
                                                                        1997             1998         JUNE 30, 1999
                                                                  -------------------------------  ------------------
                                                                                                       (UNAUDITED)
Cash                                                              $     573,223      $   159,469     $         53,649
Money market funds                                                    3,789,419        7,499,558            3,741,244
Corporate bonds                                                      16,588,437        1,018,577                   --
Commercial paper                                                      2,996,768               --                   --
Certificates of deposit                                                 165,000          125,000              422,000
                                                                  ---------------------------------------------------
                                                                  $  24,112,847      $ 8,802,604     $      4,216,893
                                                                  ===================================================

              All of the Company's debt securities mature in 1999.

CONCENTRATION OF CREDIT RISK

The Company provides credit, in the normal course of business, to commercial entities that meet specified credit requirements. The Company's principal customers consist of original equipment manufacturers and distribution partners. The Company provides for losses from uncollectible accounts and such losses have historically not exceeded management's expectations. As of December 31, 1998, one customer comprised $360,527 or 48% of the outstanding trade receivables. As of June 30, 1999, three customers comprised $411,510, $259,637 and $152,000 or 43%, 27% and 16% of the outstanding trade receivables, respectively.

INVENTORIES

Inventories are stated at lower of cost (determined on a first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The Company provides for depreciation on property and equipment using the straight-line method over the estimated useful lives of the assets, generally three to five years. Marketing demonstration equipment is amortized over a one-year useful life.

PATENTS

Capitalized patent costs are amortized over five years commencing on the date the patent is issued. The Company reviews its patents for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value of the asset would not be recoverable.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There have not been any impairments of long-lived assets to date.

RESTRUCTURING EXPENSES

The Company recorded charges associated with restructuring expenses of $940,000 during 1998. The restructuring expenses related primarily to termination and severance payments to employees in connection with transfer of sales and marketing responsibility in the U.S. for the Company's Series 8000 System for minimally invasive heart surgery to Medtronic, Inc., and in connection with a general Company restructuring and work force reduction. The write down of assets was related to a strategic decision to discontinue distribution of a line of heart instruments and sutures earlier than previously planned. The Company has made payments totaling approximately $255,000 and $36,000 during 1998 and the first six-months of 1999, respectively, and has a remaining liability of approximately $13,000 at June 30, 1999.

STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standard (SFAS) No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related Interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

NEW ACCOUNTING STANDARDS

As of January 1, 1998, the Company adopted SFAS 130, REPORTING COMPREHENSIVE INCOME. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement has no impact on the Company's net income or shareholder's equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

As of January 1, 1998, the Company adopted SFAS 131, SEGMENT INFORMATION. SFAS 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. The Company currently operates in one business and operating segment and the adoption of this standard did not have a material impact on the Company's financial statements as reported.

2.       BALANCE SHEET COMPONENTS

Inventories consists of the following:

                                                                     December 31,
                                                               1997                 1998            June 30, 1999
                                                        ---------------------------------------------------------
                                                                                                     (Unaudited)
Parts and materials                                     $     2,152,878      $     3,913,529          $ 3,219,664
Work in process                                                 662,237              334,812            1,157,870
Finished goods                                                  704,852            1,039,997            1,357,021
                                                        ---------------------------------------------------------
                                                              3,519,967            5,288,338            5,734,555
Less: reserves                                                 (175,000)            (934,000)          (1,674,341)
                                                        ---------------------------------------------------------
                                                        $     3,344,967      $     4,354,338          $ 4,060,216
                                                        =========================================================

Property and equipment consists of the following:

                                                                    December 31,
                                                             1997                   1998            June 30, 1999
                                                        ----------------------------------------------------------
                                                                                                     (Unaudited)
Machinery and equipment                                 $     1,400,892      $     1,532,121     $      1,539,408
Office computers, furniture and equipment                       839,533              982,999              991,346
Marketing demonstration equipment                             2,199,736            3,110,576            3,244,285
Investment in leased assets                                     206,011                   --                   --
Leasehold improvements                                          239,067              279,940              279,940
                                                        ----------------------------------------------------------
                                                              4,885,239            5,905,636            6,054,979
Less: accumulated depreciation                               (1,557,956)          (3,849,101)          (4,345,860)
                                                        ----------------------------------------------------------
                                                        $     3,327,283      $     2,056,535     $      1,709,119
                                                        ==========================================================

Patents and other assets consists of the following:

                                                                     December 31,
                                                               1997                 1998            June 30, 1999
                                                        ----------------------------------------------------------
                                                                                                     (Unaudited)
Investment in common stock                              $       271,562      $        30,910     $             --
Patents and other intangible assets                             378,685              378,685              378,685
Prepaid royalties                                                57,500              307,500              307,500
                                                        ---------------------------------------------------------
                                                                707,747              717,095              686,185
Less: accumulated amortization                                 (145,874)            (235,501)            (315,355)
                                                        ---------------------------------------------------------
                                                        $       561,873      $       481,594     $        370,830
                                                        ==========================================================

3.       MAJOR CUSTOMERS

Sales to individual customers exceeding 10% or more of revenues in the years ended December 31, were as follows: during 1996 Pilling Weck, Amco, Inc. and Linvatec Corporation accounted for 30%, 27% and 25% of revenues, respectively; during 1997, Linvatec Corporation, Medtronic, Inc. and Aesculap AG accounted for 25%, 19% and 10% of revenues, respectively; during 1998, Sofamor Danek Group, Inc., Medtronic, Inc. and Aesculap AG accounted for 34%, 25% and 13% of revenues, respectively. Sales to individual customers exceeding 10% or more of revenues in the six months ended June 30, 1998 and 1999 were as follows: during 1998 Sofamor Danek Group, Inc. and Medtronic, Inc. accounted for 48% and 18% of revenues, respectively, during 1999 Aesculap AG, Medtronic, Inc., OEC Medical Systems, Inc., and Richard Wolf GmbH accounted for 44%, 21%, 15% and 12% of revenues respectively.

4.       COMMITMENTS

The Company leases its corporate facilities and certain equipment under operating leases that expire on various dates through 2002. Annual future minimum lease payments as of December 31, 1998 are as follows:

         YEAR ENDING DECEMBER 31,
         ------------------------

         1999                                                                440,000
         2000                                                                406,000
         2001                                                                287,000
         2002                                                                126,000
                                                                         -----------
                                                                          $1,259,000
                                                                         ===========

Rent expense was approximately $183,000, $342,000, $501,646 and $282,000 for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1999, respectively.

5.       LICENSE INCOME AND INVESTMENT IN COMMON STOCK

In December 1996, the Company granted a perpetual license to certain of its technology and patents to Imagyn Medical Technologies, Inc. ("Imagyn"), formerly Urohealth Systems, Inc. In exchange for the license the Company received $1,000,000 in cash and 110,000 shares of common stock valued at $693,000. The common stock received is restricted stock of a publicly traded company with restrictions on the sale of the stock for two years from the date of the agreement in accordance with the provisions of Rule 144 under the Securities Act of 1933 as amended. The licensed technology and patent rights were obtained by the Company through a perpetual license and royalty agreement with an officer of the Company. In connection with the license agreement with Imagyn, the Company amended an existing license agreement with the officer to make its terms consistent with the licensing agreement with Imagyn in exchange for $200,000.

The fair value of the common stock declined to $30,910 at December 31, 1998. In accordance with SFAS 115, management of the Company has determined, based on its judgment of available facts, that this is a permanent decline in the fair value of this investment and, accordingly, recognized a loss of $662,090 to write-down the asset to fair value.

In March 1999 the Company sold the common stock and recognized a gain of $51,000 on the sale.

6.       LINE OF CREDIT

In October 1997, the Company signed a loan and security agreement with a bank, subject to maximum advances of $10 million, at an annual interest rate of 1.5% above the bank's prime rate (the prime rate was 8.5% at December 31, 1997). The line of credit expired in October 1998, and there were no amounts outstanding under the line of credit at the time of expiration. In conjunction with the line of credit agreement, the Company issued a warrant expiring in October 2002, to purchase 27,184 shares of common stock at $12.875 per share. The value of the warrant was determined to be approximately $135,000.

7.       STOCKHOLDERS' EQUITY

1995 STOCK OPTION PLAN

The Company reserved 2,015,610 shares of common stock under the 1995 Stock Option Plan ("the 1995 Plan") for issuance to eligible employees, officers, directors, advisors and consultants. The 1995 Plan provides for the grant of incentive and nonstatutory stock options. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions of the 1995 Plan. Options granted by the Company generally vest over four to five years and are exercisable from the date of grant for a period of ten years.

The exercise price of the incentive stock options must equal at least the fair market value of the stock on the date of grant. The exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the stock on the date of grant. The Company has the option, in the event of termination of employment to repurchase unvested shares issued under the 1995 Plan at the original issue price.

The Company recorded $153,000 of deferred compensation for options granted during the year ended December 31, 1998, representing the fair value of stock options granted to Company consultants and advisors in 1998. These options vest over four years and the Company is recognizing this compensation expense over the vesting period.

1997 STOCK OPTION PLAN/ STOCK ISSUANCE PLAN

In February 1997, the Company adopted the 1997 Stock Option Plan/Stock Issuance Plan (the "1997 Plan") and reserved 2,820,000 shares for issuance thereunder. The 1997 Plan incorporates the outstanding options under the 1995 Plan and no further options will be granted under the 1995 Plan.

At December 31, 1998 and June 30, 1999, 1,090,844 and 1,151,576 options, respectively, were available for future grant.

The following tables summarizes stock option activity under the Plan:

                                                                                                  WEIGHTED AVERAGE
                                                        NUMBER OF SHARES      PRICE PER SHARE      PRICE PER SHARE
                                                        -------------------------------------------------------------
Balance at December 31, 1995                                   507,197                  $.20                 $ .20
Granted                                                      1,173,888        $ .20 -   $.80                 $ .33
Exercised                                                     (389,349)                 $.20                 $ .20
Canceled                                                       (45,935)                 $.20                 $ .20
                                                        -------------------------------------------------------------
Balance at December 31, 1996                                 1,245,801        $ .20 -   $.80                 $ .32

Granted                                                        447,500        $ .80 - $14.38                 $8.94
Exercised                                                     (150,273)       $ .20 -   $.80                 $ .42
Canceled                                                       (25,500)                 $.60                 $ .60
                                                        -------------------------------------------------------------
Balance at December 31, 1997                                 1,517,528        $ .20 - $14.38                 $2.85

Granted                                                        356,000        $2.25 - $11.38                 $3.32
Exercised                                                     (119,627)       $ .20 - $ 4.00                 $ .52
Canceled                                                      (219,020)       $ .20 - $14.38                 $4.59
                                                        -------------------------------------------------------------
Balance at December 31, 1998                                 1,534,881        $ .20 - $14.38                 $2.80

Granted                                                             --                    --                    --
Exercised                                                     (101,775)       $ .20 -  $2.44                 $ .29
Canceled                                                       (60,732)       $2.44 - $11.31                 $6.80
                                                        --------------------------------------------------------------

Balance at June 30, 1999                                     1,372,374        $ .20 - $14.38                 $2.91
                                                        ==============================================================

                                                                                                EXERCISABLE STOCK
                                         OUTSTANDING STOCK OPTIONS                                   OPTIONS
                              ----------------------------------------------------        ------------------------------
                                            WEIGHTED--AVERAGE
                                                REMAINING
                                            CONTRACTUAL LIFE     WEIGHTED--AVERAGE                      WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICE       SHARES            (MONTHS)          EXERCISE PRICE          SHARES        EXERCISE PRICE
-----------------------       -------       -----------------    -----------------        -------       ----------------
$  .20  - $  .80              885,763                87               $   .29             498,929           $   .29
$ 2.25  - $ 2.44              259,563               118               $  2.36              11,826           $  2.44
$ 4.00  - $ 5.06              104,888               106               $  4.55              10,346           $  4.66
$ 9.88                        151,667               104               $  9.88              64,903           $  9.88
$11.31  - $14.38              133,000               107               $ 12.02              33,979           $ 11.61

The weighted average fair value of stock options granted during 1996, 1997 and 1998 was $0.09, $4.66 and $1.60, respectively. The weighted average remaining life of the options at December 31, 1996, 1997, 1998 and June 30, 1999 was 111, 102, 93 and 87 months, respectively.

1997 EMPLOYEE STOCK PURCHASE PLAN

In February 1997, the Company adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 200,000 shares for issuance, thereunder. The Purchase Plan permits eligible employees of the Company to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions. Payroll deductions may not exceed 10% of the participant's base salary, and the purchase price per share will not be less than 85% of the lower of the fair market value of the common stock at either the beginning or the end of the semi-annual intervals.

Adjusted pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method for option pricing for options granted prior to the initial public offering and the "Black-Scholes" method for option pricing for options granted subsequent to the initial public offering with the following weighted-average assumptions: risk-free interest rate range of 5.5% to 6.0%; dividend yield of 0%; volatility of 55% and a weighted average expected life of the option of 2 to 5 years.

                                                         YEARS ENDED DECEMBER 31,               SIX MONTHS ENDED
                                                  1996             1997             1998          JUNE 30, 1999
                                            ----------------- --------------- ----------------- ----------------
Adjusted pro forma net loss                 $   (7,451,220)   $ (17,047,180)  $  (17,083,126)   $   (6,061,351)
                                            ----------------- --------------- ----------------- ----------------
                                            ----------------- --------------- ----------------- ----------------
Adjusted pro forma net loss per share       $       (37.07)   $       (2.53)  $        (1.28)   $        (0.45)
                                            ----------------- --------------- ----------------- ----------------
                                            ----------------- --------------- ----------------- ----------------

8.       LOSS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                       YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                            ---------------------------------------------   --------------------------
                                                1996            1997             1998           1999          1998
                                            -------------   -------------   -------------   ------------  ------------
Numerator:
    Net loss                                $ (7,439,139)   $(16,877,038)   $(16,720,338)   $(5,958,470)  $(9,781,408)

Denominator:
    Weighted-average common shares               201,000       6,731,000      13,312,000     13,537,000    13,265,000
                                            -------------   -------------   -------------   ------------  ------------
    Denominator for basic and diluted per
    share                                        201,000       6,731,000      13,312,000     13,537,000    13,265.000
                                            -------------   -------------   -------------   ------------  ------------
                                            -------------   -------------   -------------   ------------  ------------

    Basic and diluted loss per share        $     (37.01)   $      (2.51)   $      (1.26)    $    (0.44)   $    (0.74)
                                            -------------   -------------   -------------   ------------  ------------
                                            -------------   -------------   -------------   ------------  ------------

All other potential common shares have been excluded from the diluted EPS computation as they are antidilutive. The Company has not issued any common shares or potential common shares that are considered nominal issuances under the requirements of Staff Accounting Bulletin No. 98. The Company believes that the preferred stock, which is excluded from the FAS 128 basic and diluted computation as an antidilutive security, is an important component of the capital structure in 1996 and 1997. Including the preferred stock as weighted average shares outstanding would result in the following pro forma net loss per share: $(1.06) in 1996, and $(1.52) in 1997.

9.       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1997 and 1998 are shown below. A valuation allowance of $18,620,000 at December 31, 1998 has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                                                                                  December 31,
                                                                             1997              1998
                                                                       ---------------- -----------------
Deferred tax assets:
    Net operating loss carryforwards                                   $     8,840,000  $     14,990,000
    Research and development credits                                           600,000         2,000,000
    Capitalized research and development                                       480,000           640,000
    Depreciation                                                               280,000           310,000
    Other, net                                                                 470,000           680,000
                                                                       ---------------- -----------------

Total deferred tax assets                                                   10,670,000        18,620,000
Valuation allowance for deferred tax assets                                (10,670,000)      (18,620,000)
                                                                       ---------------- -----------------

Net deferred tax assets                                                             --                --
                                                                       ---------------- -----------------

Net deferred taxes                                                     $            --  $             --
                                                                       ---------------- -----------------

As the Company was part of a consolidated group prior to the change in ownership in July 1995, all tax loss and tax credit carryforwards up to the date of change in ownership have been reported by the previous consolidated group. All tax loss and tax credit carryforwards reflected in the accompanying financial statements reflect activity only for the period beginning July 1995 and ending December 31, 1998.

At December 31, 1998, the Company has federal and state tax net loss carryforwards of approximately $37,100,000 and $31,200,000, respectively. The federal and state tax loss carryforwards will begin to expire in 2010 and 2000, respectively, unless previously utilized. The Company also has federal and state research tax credit carryforwards of approximately $1,400,000 and $780,000, respectively, which will expire in 2010 unless previously utilized.

The difference between the federal and state tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California tax purposes and fifty percent limitation on California loss carryforwards.

In accordance with Sections 382 and 383 of the Internal Revenue Code, a change in ownership of greater than 50 percent of a corporation within a three-year period will place an annual limitation on the Company's ability to utilize its existing tax loss and tax credit carryforwards.

10.      TRANSACTIONS WITH RELATED PARTIES

The Company has a technology strategic alliance and a manufacturing supply agreement with a Kaiser Aerospace subsidiary, a significant shareholder of the Company, for the development and manufacturing of certain of the Company's proprietary products. Under the terms of the agreements, which were amended in December 1997, and which expire in December 2002, Kaiser Aerospace will provide development and consulting services and a minimum of 75% of certain of the Company's product requirements provided certain competitive criteria are met. Payments made to Kaiser under these arrangements totaled approximately $1,205,000, $2,878,000, $3,020,000 and $481,000 for the years ending December 31, 1996, 1997 and 1998, and the six months ending June 30, 1999, respectively. At December 31, 1998, and June 30, 1999, the Company had the option to purchase $837,000 and $323,000, respectively, in product from Kaiser under these agreements.

In December 1997, the Company entered into a license agreement with a subsidiary of Kaiser Aerospace whereby Kaiser acquired a license and will pay royalties for sale of head mounted displays, derived from Vista's developments, in non-medical market segments. In connection with the agreement, the Company received $250,000 in license fees.

MEDTRONIC

In November 1996, Vista Medical and Medtronic, a leading heart company, entered into a strategic alliance providing for the exclusive distribution in Europe, the Middle East and Africa and co-promotion in the United States and Canada, of the Company's current and future visualization and information systems for heart surgery. Medtronic's right to distribute will terminate on the third anniversary of the initial commercial release in Europe and rights to co-promote will terminate in December 1999, subject to (i) earlier termination for Medtronic's failure to meet certain objectives or breach of contract by either party and (ii) automatic renewal if certain performance criteria are met.

In connection with entering into the distribution and co-promotion agreement, Medtronic made a $10 million equity investment in the Company which converted into 1,500,000 shares of common stock in connection with the Initial Public Offering.

In June 1998, Vista Medical and Medtronic amended their sales agreement to appoint Medtronic as the Company's exclusive distributor for current and future visualization and information systems for heart surgery in the United State, Europe, Japan and several other significant geographical regions.

11.      COLLABORATIVE AGREEMENTS

SOFAMOR DANEK

In January 1998, the Company concluded a definitive agreement with Sofamor Danek Group, Inc. which will provide world wide distribution of Vista's second major product line, the StereoSite visualization and information system for head, neck and spine microsurgery. The five year renewable alliance also calls for collaboration on integration of Vista and Sofamor Danek technology on future products. The agreement calls for guaranteed minimum purchases by Sofamor Danek in 1998 and 1999 if certain conditions are fulfilled. The term of the distributorship expires on December 31, 2002, provided, however, that the term will be automatically extended for successive two-year periods if certain performance criteria are met. In connection with the agreement, the Company recognized revenue on payment from Sofamor Danek for exclusive distribution rights and deferred revenue on payments related to advance, non-refundable royalties. The Company will also receive royalties on future sales.

In January 1999, Medtronic, the Company's strategic partner in the heart surgery market acquired Sofamor Danek, the Company's strategic partner in the head, neck and spine market. In April 1999, the Company's distribution agreement with Sofamor Danek was amended to become non-exclusive to allow the Company to appoint additional distributors.

=============================================================================





                                7,000,000 SHARES


                                  VISTA MEDICAL
                               TECHNOLOGIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                                -----------------


                                ----------------



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.

-----------------------------------------------------------------------------------------
SEC fees                                                                          $1,226
-----------------------------------------------------------------------------------------
Nasdaq National Market fee                                                       $17,500
-----------------------------------------------------------------------------------------
Printing Expenses                                                                 $7,500
-----------------------------------------------------------------------------------------
Legal Fees and expenses                                                         $150,000
-----------------------------------------------------------------------------------------
Accounting fees and expenses                                                     $10,000
-----------------------------------------------------------------------------------------
Transfer Agent                                                                    $2,500
-----------------------------------------------------------------------------------------
Miscellaneous expenses                                                            $5,274
-----------------------------------------------------------------------------------------
                  Total                                                         $194,000
-----------------------------------------------------------------------------------------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 145 of the Delaware General Corporation Law permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article VII, Section (1) of our bylaws provides that the we shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of us (or was serving at the our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of our certificate of incorporation provides that a director shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived any improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by us or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Since August 15, 1996, we have sold and issued the following unregistered securities:

(1) From August 15, 1996 to August 15, 1999, we issued an aggregate of 1,040,875 options to purchase shares of our common stock with exercise prices ranging from $0.20 to $14.38 per share under our former stock option plan and our current stock option/stock issuance plan and an aggregate of 410,431 shares of our common stock were issued through the exercise of options granted under our former stock option plan and the current stock option/stock issuance plan for an aggregate exercise price of $156,067. For additional information concerning these transactions, reference is made to the information contained under the caption "Management--Benefit Plans" in the form of the prospectus included in this Registration Statement.

(2) On November 27, 1996, we issued an aggregate of 1,500,000 (after giving effect to a 3 for 4 reverse split) shares of Series C preferred stock to Medtronic Asset Management, Inc. for an aggregate consideration of $10,000,000.00.

(3) On February 22, 1997, we issued a warrant to purchase 100,000 shares of our common stock at an exercise price of $6.67 per share to Heartport in consideration of Heartport entering into a Supply and Services Agreement with us.

(4) On March 3, 1997, we issued an aggregate of 3,000 shares of common stock to some of our employees in consideration for past services rendered to us.

(5) On July 3, 1997, we issued 27,777 shares of our common stock to GDE at a price of $9.00 per share in consideration of GDE entering into a license agreement with us.

(6) On October 3, 1997, we issued a warrant to purchase 27,184 shares of common stock at an exercise price of $12.88 per share to Silicon Valley Bank in consideration of Silicon Valley Bank entering into a Loan and Security Agreement with us.

The sales and issuances of securities in the above transactions were deemed to be exempt under the Securities Act of 1933, as amended, by virtue of
Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. We believe that all recipients had adequate access, through employment or other relationships, to information about us to make an informed investment decision.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.

      EXHIBIT
      NUMBER        DESCRIPTION
      ------        -----------
      3.1(1)        Second Restated Certificate of Incorporation.

      3.2(1)        Restated Bylaws.


                                     II-2

      4.1(1)        Form of certificate for common stock.

      5.1 Opinion of Brobeck, Phleger & Harrison LLP with respect to the common stock being registered.

     10.1(1)        Asset Purchase Agreement between with AST, dated
                    September 15, 1995.

     10.2(1)        Asset Purchase Agreement with ProMedica Distribution,
                    Inc. and stockholders of ProMedica Distribution, Inc., dated July 26, 1996.

     10.3(1) Series A-1 Preferred Stock Purchase Agreement with the purchasers listed on Schedule A thereto, dated July 27, 1995.

     10.4(1) Series B Preferred Stock Purchase Agreement with the investors listed on Schedule A thereto, dated July 12, 1996.

     10.5(1)        Series C Preferred Stock Purchase Agreement with Medtronic
                    Asset Management, Inc., dated November 27, 1996.

     10.6*(1)       Manufacturing Supply Agreement with Kaiser Electro-Optics,
                    Inc., dated July 19, 1995.

     10.7*(1)       Sales Agreement with Medtronic, Inc., dated November 27,
                    1996.

     10.8*(1)       Supply and Services Agreement with Heartport, dated
                    February 22, 1997.

     10.9*(1)       Supplemental Rights Agreement with Medtronic, Inc., dated
                    November 27, 1996.

     10.10(1) Amended and Restated Investors' Rights Agreement with the stockholders listed on Schedule A thereto, dated November
                    27, 1996.

     10.11(1)       Amendment to the Amended and Restated Investors' Rights
                    Agreement with Heartport and the stockholders listed on Exhibit A thereto, dated February 22, 1997.

     10.12(1)       Letter Agreement regarding Investment Representations and
                    Registration Rights between us and Urohealth Systems, Inc., dated December 13, 1996.

     10.13*(1)      Consulting Agreement with Harry R. McKinley, dated
                    September 15, 1995, as amended.

     10.14*(1)      Consulting Agreement with Urohealth Systems, Inc., dated
                    December 13, 1996.

     10.15(1)       Form of Professional Services Agreement.

     10.16(1)       Form of Non-Disclosure Agreement for Proprietary or
                    Business Confidential Information.

     10.17(1)       Non-Competition, Non-Disclosure and Patent and Inventions
                    Assignment Agreement among Harry R. McKinley, McKinley
                    Optics, Inc. and AST, dated December 18, 1991.

     10.18*(1)      License and Development Agreement among Harry R. McKinley,
                    McKinley Optics, Inc. and AST, dated December 18, 1991, as amended on June 28, 1994.

     10.19*(1)      License Agreement with Allen Newman, dated September 2,
                    1994, as amended December 13, 1996.

     10.20*(1)      Agreement to Amend License and Development Agreement with
                    Harry R. McKinley and McKinley Optics, Inc., dated
                    September 15, 1995.


                                     II-3

     10.21*(1)      License Agreement with Kaiser Aerospace, dated July 19,
                    1995.

     10.22*(1)      Technology Strategic Alliance: Memorandum of
                    Understanding with Kaiser Electro Optics, Inc., dated
                    July 19, 1995.

     10.23*(1)      Non-Exclusive License Agreement with Fuji Photo Film Co.,
                    Ltd. and Fuji Photo Film Optical Co., Ltd., dated June
                    25, 1996.

     10.24(1)       Memorandum of Understanding with Cogent Light
                    Technologies, dated March 27, 1996.

     10.25*(1)      License Agreement with Urohealth, dated December 13, 1996.

     10.26*(1)      License Agreement with HealthCom, Inc. and GDE Systems,
                    Inc., dated February 28, 1997.

     10.27(1)       Lease dated April 14, 1994, as amended by a certain First
                    Amendment to Lease dated March 29, 1996 and a Second
                    Amendment to Lease dated October 22, 1996 with Robert F.
                    Tambone, as Trustee of MAT Realty Trust, u/d/t dated June
                    4, 1986.

     10.28(1)       Standby Letter of Credit from Silicon Valley Bank, dated
                    August 9, 1996.

     10.29(1)       1995 Stock Option Plan.

     10.30(1)       1995 Stock Option Plan Form of Notice of Grant.

     10.31(1)       1995 Stock Option Plan Form of Stock Option Agreement.

     10.32(1)       1995 Stock Option Plan Form of Stock Purchase Agreement.

     10.33(1)       1997 Stock Option/Stock Issuance Plan, as amended.

     10.34(1)       1997 Stock Option/Stock Issuance Plan Form of Notice of
                    Grant.

     10.35(1)       1997 Stock Option/Stock Issuance Plan Form of Stock
                    Option Agreement.

     10.36(1)       1997 Stock Option/Stock Issuance Plan Form of Stock
                    Purchase Agreement.

     10.37(1)       1997 Employee Stock Purchase Plan.

     10.38(1) Form of Indemnification Agreement between us and each of our directors.

     10.39(1) Form of Indemnification Agreement between us and each of our officers.

     10.40(1)       Form of Waiver of Registration Rights, dated February 28,
                    1997.

     10.41(1)       1997 Stock Option/Stock Issuance Plan Form of Stock
                    Issuance Agreement.

     10.42(1) Stock Issuance Agreement dated March 3, 1997 with those purchasers set forth in Schedule A.

     10.43(2)       Vista Medical Technologies, Inc. Third Amendment to
                    Lease, dated September 1, 1997.

     10.44(3) Common Stock Purchase Warrant with Silicon Valley Bank, dated October 23, 1997.

     10.45(3)       Second Amendment to the Amended and Restated Investor's
                    Rights Agreement with Silicon Valley Bank and the
                    Stockholders listed on Exhibit A thereto, dated October
                    22, 1997.


                                     II-4

     10.46(3)       Fourth Amendment to Lease, dated October 30, 1997.

     10.47(3)       Technology Strategic Alliance: Memorandum of
                    Understanding with Kaiser Electro Optics, dated December
                    9, 1997.

     10.48(3)       Amendment to Manufacturing Supply Agreement with Kaiser
                    Electro-Optics, dated December 9, 1997.

     10.49(3) Amendment to License Agreement with Kaiser Aerospace, dated December 8, 1997.

     10.50*(3)      License Agreement with Kaiser Aerospace, dated December
                    9, 1997.

     10.51*(3)      Exclusive Distribution Agreement with Sofamor Danek L.P.,
                    dated January 7, 1998.

     10.52*(3)      Cooperative Technology Agreement with Sofamor Danek
                    Group, Inc., dated January 7, 1998.

     10.53(4)       Amended and Restated Sales Agreement with Medtronic,
                    Inc., dated June 26, 1998 (with certain confidential portions omitted).

     10.54(5)       Vista Medical Technologies, Inc., Industrial Real Estate
                    Lease with Ocean Point Tech Centre dated July 7, 1998.

     10.55(6)       Amendment Number One to License Agreement with Imagyn
                    Medical Technologies, Inc., dated October 2, 1998.

     10.56(6)       Employment Agreement with John Lyon dated December 28,
                    1998.

     10.57(6)       Employment Agreement with Koichiro Hori dated December
                    28, 1998.

     10.58(6)       Employment Agreement with Allen Newman dated December 28,
                    1998.

     10.59(6)       Employment Agreement with Robert DeVaere dated December
                    28, 1998.

     10.60(7)       Fifth Amendment to Lease dated April 30, 1999.

     10.61(7)       Sofamor Danek letter Amendment dated April 1999.

     10.62          Agreement with John Lyon dated July 20, 1999.

     10.63          Agreement with Koichiro Hori dated July 20, 1999.

     10.64          Agreement with Allen Newman dated July 20, 1999.

     10.65          Agreement with Robert DeVaere dated July 20, 1999.

     23.1 Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

     23.2           Consent of Ernst & Young LLP, Independent Auditors.

     24.1           Power of Attorney.

-------

(1) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on July 2, 1997.

(2)     Incorporated by reference to our Form 10-Q, filed on November 13, 1997.

(3)     Incorporated by reference to our Form 10-K, filed on March 30, 1998.

(4)     Incorporated by reference to our Form 10-Q, filed on August 12, 1998.

(5)     Incorporated by reference to our Form 10-Q, filed on November 13, 1998.

(6)     Incorporated by reference to our Form 10-K, filed March 29, 1999.

(7)     Incorporated by reference to our Form 10-Q filed August 13, 1999.

* Certain confidential portions of this exhibit were omitted by means of redacting a portion of the text (the "Mark"). This exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to our application requesting confidential treatment under Rule 406 under the Securities Act.

(b) Financial Statement Schedules included separately in the Registration Statement.

All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or the accompanying Notes.

ITEM 17.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 7th day of September, 1999.

                                       VISTA MEDICAL TECHNOLOGIES, INC.

                                       By: /s/ John R. Lyon
                                           -------------------------------------
                                           John R. Lyon
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Lyon and Robert J. DeVaere, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                                          DATE

/s/ John R. Lyon                    President, Chief Executive Officer and Director (Principal     September  7, 1999
-------------------------------     Executive Officer)
John R. Lyon

/s/ Robert J. De Vaere              Vice President of Finance and Administration and Chief         September  7, 1999
-------------------------------     Financial Officer (Principal Financial and Accounting
Robert J. De Vaere                  Officer)

/s/ James C. Blair                  Chairman of the Board and Director                             September 7, 1999
-------------------------------
James C. Blair

/s/ Olav B. Bergheim                Director                                                       September 7, 1999
-------------------------------
Olav B. Bergheim

/s/ Nicholas B. Binkley             Director                                                       September 7, 1999
-------------------------------
Nicholas B. Binkley

/s/ Daniel J. Holland               Director                                                       September 7, 1999
-------------------------------
Daniel J. Holland

/s/ Larry M. Osterink               Director                                                       September 7, 1999
-------------------------------
Larry M. Osterink


                                EXHIBIT INDEX

      EXHIBIT
      NUMBER        DESCRIPTION
      ------        -----------
      3.1(1)        Second Restated Certificate of Incorporation.

      3.2(1)        Restated Bylaws.

      4.1(1)        Form of certificate for common stock.

      5.1 Opinion of Brobeck, Phleger & Harrison LLP with respect to the common stock being registered.

     10.1(1)        Asset Purchase Agreement between with AST, dated
                    September 15, 1995.

     10.2(1)        Asset Purchase Agreement with ProMedica Distribution,
                    Inc. and stockholders of ProMedica Distribution, Inc., dated July 26, 1996.

     10.3(1) Series A-1 Preferred Stock Purchase Agreement with the purchasers listed on Schedule A thereto, dated July 27, 1995.

     10.4(1) Series B Preferred Stock Purchase Agreement with the investors listed on Schedule A thereto, dated July 12, 1996.

     10.5(1)        Series C Preferred Stock Purchase Agreement with Medtronic
                    Asset Management, Inc., dated November 27, 1996.

     10.6*(1)       Manufacturing Supply Agreement with Kaiser
                    Electro-Optics, Inc., dated July 19, 1995.

     10.7*(1)       Sales Agreement with Medtronic, Inc., dated November 27,
                    1996.

     10.8*(1)       Supply and Services Agreement with Heartport, dated
                    February 22, 1997.

     10.9*(1)       Supplemental Rights Agreement with Medtronic, Inc., dated
                    November 27, 1996.

     10.10(1) Amended and Restated Investors' Rights Agreement with the stockholders listed on Schedule A thereto, dated November
                    27, 1996.

     10.11(1)       Amendment to the Amended and Restated Investors' Rights
                    Agreement with Heartport and the stockholders listed on Exhibit A thereto, dated February 22, 1997.

     10.12(1)       Letter Agreement regarding Investment Representations and
                    Registration Rights between us and Urohealth Systems, Inc., dated December 13, 1996.

     10.13*(1)      Consulting Agreement with Harry R. McKinley, dated
                    September 15, 1995, as amended.

     10.14*(1)      Consulting Agreement with Urohealth Systems, Inc., dated
                    December 13, 1996.

     10.15(1)       Form of Professional Services Agreement.

     10.16(1)       Form of Non-Disclosure Agreement for Proprietary or
                    Business Confidential Information.

     10.17(1)       Non-Competition, Non-Disclosure and Patent and Inventions
                    Assignment Agreement among Harry R. McKinley, McKinley
                    Optics, Inc. and AST, dated December 18, 1991.


     10.18*(1)      License and Development Agreement among Harry R. McKinley,
                    McKinley Optics, Inc. and AST, dated December 18, 1991, as amended on June 28, 1994.

     10.19*(1)      License Agreement with Allen Newman, dated September 2,
                    1994, as amended December 13, 1996.

     10.20*(1)      Agreement to Amend License and Development Agreement with
                    Harry R. McKinley and McKinley Optics, Inc., dated
                    September 15, 1995.

     10.21*(1)      License Agreement with Kaiser Aerospace, dated July 19,
                    1995.

     10.22*(1)      Technology Strategic Alliance: Memorandum of
                    Understanding with Kaiser Electro Optics, Inc., dated
                    July 19, 1995.

     10.23*(1)      Non-Exclusive License Agreement with Fuji Photo Film Co.,
                    Ltd. and Fuji Photo Film Optical Co., Ltd., dated June
                    25, 1996.

     10.24(1)       Memorandum of Understanding with Cogent Light
                    Technologies, dated March 27, 1996.

     10.25*(1)      License Agreement with Urohealth, dated December 13, 1996.

     10.26*(1)      License Agreement with HealthCom, Inc. and GDE Systems,
                    Inc., dated February 28, 1997.

     10.27(1)       Lease dated April 14, 1994, as amended by a certain First
                    Amendment to Lease dated March 29, 1996 and a Second
                    Amendment to Lease dated October 22, 1996 with Robert F.
                    Tambone, as Trustee of MAT Realty Trust, u/d/t dated June
                    4, 1986.

     10.28(1)       Standby Letter of Credit from Silicon Valley Bank, dated
                    August 9, 1996.

     10.29(1)       1995 Stock Option Plan.

     10.30(1)       1995 Stock Option Plan Form of Notice of Grant.

     10.31(1)       1995 Stock Option Plan Form of Stock Option Agreement.

     10.32(1)       1995 Stock Option Plan Form of Stock Purchase Agreement.

     10.33(1)       1997 Stock Option/Stock Issuance Plan, as amended.

     10.34(1)       1997 Stock Option/Stock Issuance Plan Form of Notice of
                    Grant.

     10.35(1)       1997 Stock Option/Stock Issuance Plan Form of Stock
                    Option Agreement.

     10.36(1)       1997 Stock Option/Stock Issuance Plan Form of Stock
                    Purchase Agreement.

     10.37(1)       1997 Employee Stock Purchase Plan.

     10.38(1) Form of Indemnification Agreement between us and each of our directors.

     10.39(1) Form of Indemnification Agreement between us and each of our officers.

     10.40(1)       Form of Waiver of Registration Rights, dated February 28,
                    1997.

     10.41(1)       1997 Stock Option/Stock Issuance Plan Form of Stock
                    Issuance Agreement.


     10.42(1) Stock Issuance Agreement dated March 3, 1997 with those purchasers set forth in Schedule A.

     10.43(2)       Vista Medical Technologies, Inc. Third Amendment to
                    Lease, dated September 1, 1997.

     10.44(3) Common Stock Purchase Warrant with Silicon Valley Bank, dated October 23, 1997.

     10.45(3)       Second Amendment to the Amended and Restated Investor's
                    Rights Agreement with Silicon Valley Bank and the
                    Stockholders listed on Exhibit A thereto, dated October
                    22, 1997.

     10.46(3)       Fourth Amendment to Lease, dated October 30, 1997.

     10.47(3)       Technology Strategic Alliance: Memorandum of
                    Understanding with Kaiser Electro Optics, dated December
                    9, 1997.

     10.48(3)       Amendment to Manufacturing Supply Agreement with Kaiser
                    Electro-Optics, dated December 9, 1997.

     10.49(3) Amendment to License Agreement with Kaiser Aerospace, dated December 8, 1997.

     10.50*(3)      License Agreement with Kaiser Aerospace, dated December
                    9, 1997.

     10.51*(3)      Exclusive Distribution Agreement with Sofamor Danek L.P.,
                    dated January 7, 1998.

     10.52*(3)      Cooperative Technology Agreement with Sofamor Danek
                    Group, Inc., dated January 7, 1998.

     10.53(4)       Amended and Restated Sales Agreement with Medtronic,
                    Inc., dated June 26, 1998 (with certain confidential portions omitted).

     10.54(5)       Vista Medical Technologies, Inc., Industrial Real Estate
                    Lease with Ocean Point Tech Centre dated July 7, 1998.

     10.55(6)       Amendment Number One to License Agreement with Imagyn
                    Medical Technologies, Inc., dated October 2, 1998.

     10.56(6)       Employment Agreement with John Lyon dated December 28,
                    1998.

     10.57(6)       Employment Agreement with Koichiro Hori dated December
                    28, 1998.

     10.58(6)       Employment Agreement with Allen Newman dated December 28,
                    1998.

     10.59(6)       Employment Agreement with Robert DeVaere dated December
                    28, 1998.

     10.60(7)       Fifth Amendment to Lease dated April 30, 1999.

     10.61(7)       Sofamor Danek letter Amendment dated April 1999.

     10.62          Agreement with John Lyon dated July 20, 1999.

     10.63          Agreement with Koichiro Hori dated July 20, 1999.

     10.64          Agreement with Allen Newman dated July 20, 1999.

     10.65          Agreement with Robert DeVaere dated July 20, 1999.

     23.1 Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).


     23.2           Consent of Ernst & Young LLP, Independent Auditors.

     24.1           Power of Attorney.

-------
(1) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on July 2, 1997.

(2) Incorporated by reference to our Form 10-Q, filed on November 13, 1997.

(3)       Incorporated by reference to our Form 10-K, filed on March 30, 1998.

(4) Incorporated by reference to our Form 10-Q, filed on August 12, 1998.

(5) Incorporated by reference to our Form 10-Q, filed on November 13, 1998.

(6)       Incorporated by reference to our Form 10-K, filed March 29, 1999.

(7)       Incorporated by reference to our Form 10-Q filed August 13, 1999.

* Certain confidential portions of this exhibit were omitted by means of redacting a portion of the text (the "Mark"). This exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to our application requesting confidential treatment under Rule 406 under the Securities Act.